EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

among

BRADY WORLDWIDE, INC.,

BW ACQUISITION CORP.,

THE CODE CORPORATION,

CERTAIN STOCKHOLDERS OF THE CODE CORPORATION,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC

dated as of

June 16, 2021

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of June 16, 2021, is entered into among BRADY WORLDWIDE, INC., a Wisconsin corporation (“Parent”), BW ACQUISITION CORP., a Delaware corporation (“Acquisition Sub”), THE CODE CORPORATION, a Delaware corporation (“Company”), the Stockholders identified on Schedule A hereto (“Sellers”), and SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company, solely in its capacity as representative, agent and attorney-in-fact for the Sellers (“Stockholder Representative”).

RECITALS:
A.Parent desires to acquire one hundred percent (100%) of the Company.
B.Sellers own approximately ninety-nine percent (99%) of the issued and outstanding capital stock of the Company (the shares owned by Sellers hereunder, the “Purchased Shares”).
C.Acquisition Sub, a wholly-owned subsidiary of Parent, desires to acquire from Sellers, and Sellers desire to sell to Acquisition Sub, all of the Purchased Shares on the terms and conditions set forth herein.
D.On the Business Day immediately following the closing of the acquisition of the Purchased Shares pursuant to this Agreement, Parent shall cause Acquisition Sub to merge with and into the Company, with the Company surviving such merger (the “Merger”) pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS
The following terms have the meanings specified or referred to in this ARTICLE I:
“Accounting Principles” means GAAP.
“Acquisition Proposal” has the meaning set forth in Section 6.03(a).
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or formal investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Acquiring Parties Group” has the meaning set forth in Section 11.15.
“Acquisition Sub” has the meaning set forth in the preamble.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Affected Employee” has the meaning set forth in Section 6.08.
“Agreement” has the meaning set forth in the preamble.
“Ancillary Documents” means the Escrow Agreement and the other documents delivered or to be delivered by the Company or any of its Subsidiaries pursuant to this Agreement.
“Associated Rights” has the meaning set forth in Section 11.15.
“Audited Financial Statements” has the meaning set forth in Section 3.06.
“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.
“Basket” has the meaning set forth in Section 9.05(a).
“Benefit Plan” has the meaning set forth in Section 3.20(a)(i).
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or required by Law to be closed for business.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (as amended) and any regulations promulgated pursuant to the Coronavirus Aid, Relief, and Economic Security Act, and the Health and Economic Recovery Omnibus Emergency Solutions Act.
“Cash” shall mean cash and cash equivalents (including marketable securities and short-term investments); provided, that, Cash: (i) shall be calculated net of issued but uncleared checks and drafts to the extent the payables with respect to such checks have been reduced and are not reflected on the Estimated Closing Statement; (ii) shall include checks and drafts deposited for the account of such Person which have not cleared as of the time of determination to the extent the receivables with respect to such checks and drafts have been reduced and are not reflected on the Estimated Closing Statement and (iii) shall not include amounts paid to the Escrow Agent by the Company at or prior to the Closing pursuant to Section 2.04(b).
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
“Change of Control Payments” means, collectively (but without disruption), any and all management sale bonuses, transaction bonuses, change of control, retention, accelerated benefits or similar compensatory payments or benefits due or payable by the Company, and any Company contribution due under any Benefit Plan or Non-US Benefit Plan resulting from such payments, solely as a result of the consummation of the transactions contemplated hereby or the entry into or adoption of this Agreement, and any related employer-side payroll Taxes payable as a result of any of the foregoing; provided, that, for the avoidance of doubt, “Change of Control Payments” shall not include any retention, incentive or other bonus or arrangement offered, directly or indirectly (including through the Company), by Parent that contemplates any payment at or following the Closing.
“Closing” has the meaning set forth in Section 2.02.
“Closing Date” has the meaning set forth in Section 2.02.
“Closing Statement” has the meaning set forth in Section 2.05(b).
“Closing Transaction Consideration” means an amount equal to the sum of: (a) the Purchase Price; plus (b) the Estimated Closing Working Capital Adjustment; plus (c) the Estimated Cash; minus (d) the Estimated Indebtedness; and minus (e) the Estimated Transaction Expenses.
“Closing Working Capital” means: (a) the Current Assets of the Company and its Subsidiaries, less (b) the Current Liabilities of the Company and its Subsidiaries, determined as of the open of business on the Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the preamble.
“Company Charter Documents” has the meaning set forth in Section 3.03.
“Company Common Stock” means the common stock, par value $1.00 per share, of the Company.
“Company Intellectual Property” means all Intellectual Property that is owned by the Company or any of its Subsidiaries.
“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and development agreements relating to Intellectual Property to which the Company or any of its Subsidiaries are a party or otherwise bound, but in all cases excluding: (a) non-exclusive licenses or sublicenses granted by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice; (b) agreements for the Company’s or any of its Subsidiaries’ use of commercially available off-the-shelf Software; (c) Intellectual Property assignment agreements entered into by the employees and independent contractors of the Company and its Subsidiaries in the ordinary course of business consistent with past practice; and (d) Intellectual Property development agreements entered into by Company and its Subsidiaries with consultants in the ordinary course of business consistent with past practice.
“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.
“Company IT Systems” means all software, computer hardware, servers, networks, platforms, and similar information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries.
“Confidentiality Agreement” has the meaning set forth in Section 6.02(b).
“Consideration Spreadsheet” has the meaning set forth in Section 2.06(a).
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements to which a Person is legally bound.
“COVID-19 Pandemic” means the global pandemic of SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease or COVID-19, beginning in 2019.
“Current Assets” means accounts receivable, inventory and prepaid expenses, but excluding Cash, deferred Tax assets and receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with the Accounting Principles and consistent with the Sample Working Capital Calculation.
“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses of the Company and its Subsidiaries, but excluding payables to any of the Company’s Affiliates, deferred Tax liabilities, and the current portion of any Indebtedness of the Company and its Subsidiaries, determined in accordance with the Accounting Principles and consistent with the Sample Working Capital Calculation; provided, that, notwithstanding the Effective Time, accrued Taxes shall be determined taking into account applicable deductions for payments of, without duplication, Transaction Expenses, Indebtedness and Option Payments. For the avoidance of doubt, “Current Liabilities” shall not include any amounts otherwise captured in the calculation of Transaction Expenses or Indebtedness.
“D&O Indemnified Party” has the meaning set forth in Section 6.07(a).
“D&O Indemnifying Parties” has the meaning set forth in Section 6.07(b).
“D&O Tail Policy” has the meaning set forth in Section 6.07(c).
“DGCL” has the meaning set forth in the recitals.
“Direct Claim” has the meaning set forth in Section 9.06(c).
“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and Parent concurrently with the execution and delivery of this Agreement.
“Disputed Amounts” has the meaning set forth in Section 2.05(c)(iii).
“Dollars or $” means the lawful currency of the United States.
“Effective Time” means 12:01 a.m. Central Time on the Closing Date.
“Employee Optionholder” means any Optionholder that is an employee of the Company as of the Closing Date.
“Encumbrance” means any charge, claim, community property interest, pledge, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction any kind, including any restriction on use, voting, title or transfer.

“Enforceability Limitations” means limitations on enforcement and other remedies imposed by or arising under or in connection with applicable Laws relating to bankruptcy, insolvency, fraudulent transfer, receivership, reorganization, moratorium, redemption, liquidation or other similar applicable Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors, and general equitable principles (whether considered in a proceeding at law or in equity).
“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA, RCRA, the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. (“OSHA” to the extent OSHA relates to handling of or exposure to Hazardous Materials).
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company, the Company’s Subsidiaries or any of their Affiliates as a “single employer” within the meaning of Section 414 of the Code.
“Escrow Agent” means Wells Fargo Bank, N.A.
“Escrow Agreement” means the Escrow Agreement to be entered into by Parent, Stockholder Representative and the Escrow Agent at the Closing, substantially in the form of Exhibit A.
“Escrow Funds” means the Indemnification Escrow Fund.
“Estimated Cash” has the meaning set forth in Section 2.05(a).
“Estimated Closing Working Capital Adjustment” shall be an amount (whether positive or negative) equal to: (a) the Estimated Closing Working Capital minus (b) the Target Working Capital; provided that the Estimated Closing Working Capital Adjustment shall be an amount equal to zero in the event the Estimated Closing Working Capital is determined to be an amount greater than $4,294,034 and less than $4,746,038.
“Estimated Closing Statement” has the meaning set forth in Section 2.05(a).
“Estimated Closing Working Capital” has the meaning set forth in Section 2.05(a).

“Estimated Indebtedness” has the meaning set forth in Section 2.05(a).
“Estimated Net Purchase Price” has the meaning set forth in Section 2.05(a).
“Estimated Transaction Expenses” has the meaning set forth in Section 2.05(a).
“Equityholders” means the Stockholders and the Optionholders.
“Final Cash” has the meaning set forth in Section 2.05(c)(vi).
“Final Closing Working Capital” has the meaning set forth in Section 2.05(c)(vi).
“Final Closing Working Capital Adjustment” shall be an amount (whether positive or negative) equal to the difference of: (a) the Final Closing Working Capital, minus (b) the Target Working Capital; provided that the Final Closing Working Capital Adjustment shall be an amount equal to zero Dollars ($0) in the event the Final Closing Working Capital is determined to be an amount greater than $4,294,034 and less than $4,746,038.
“Final Indebtedness” has the meaning set forth in Section 2.05(c)(vi).
“Final Net Purchase Price” has the meaning set forth in Section 2.05(c)(vi).
“Final Net Transaction Consideration” means an amount equal to the sum of (a) the Purchase Price, plus (b) the Final Closing Working Capital Adjustment, plus (c) the Final Cash, minus (d) the Final Indebtedness, minus (e) the Final Transaction Expenses.
“Final Transaction Expenses” has the meaning set forth in Section 2.05(c)(vi).
“Financial Statements” has the meaning set forth in Section 3.06.
“Fraud” means a knowing misrepresentation or omission of a material fact with respect to the making of any representation or warranty contained Article III in this Agreement with the specific intent to deceive, mislead and induce a party to this Agreement to rely thereon and upon which such party reasonably relied and, as a result of which, actually suffered any Loss. For the avoidance of doubt, “Fraud” shall not include any type of constructive or equitable fraud.
“GAAP” means United States generally accepted accounting principles.
“Government Contracts” has the meaning set forth in Section 3.09(a)(viii).
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
“Hazardous Waste” has the meaning ascribed thereto in and for purposes of RCRA.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, without duplication and with respect to the Company and its Subsidiaries, all: (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions to the extent drawn; (g)

guarantees made by the Company or any of its Subsidiaries on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).
“Indemnification Escrow Amount” means $10,000,000.
“Indemnification Escrow Fund” means the Indemnification Escrow Amount plus any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement.
“Indemnification Escrow Funds” means the amount, as of any particular time, then remaining in the Indemnification Escrow Fund.
“Indemnified Party” has the meaning set forth in Section 9.06.
“Indemnifying Party” has the meaning set forth in Section 9.06.
“Independent Accountant” has the meaning set forth in Section 2.05(c)(iii).
“Insurance Policies” has the meaning set forth in Section 3.19.
“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and original works of authorship, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) Trade Secrets; (h) computer programs, operating systems, applications, firmware, and other code and technical standards, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.
“Interim Balance Sheet” has the meaning set forth in Section 3.06.
“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.
“Interim Financial Statements” has the meaning set forth in Section 3.06.
“Knowledge” means, when used with respect to the Company, the actual knowledge of each of Kent Hanson, Tim O’Hagan, and Dennis Kaill, after due inquiry of their respective direct reports in the Company.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Liabilities” has the meaning set forth in Section 3.07.
“Licensed Intellectual Property” means all Intellectual Property in which the Company or any of its Subsidiaries hold any rights or interests granted by other Persons, including any of their Affiliates.
“Limited Waived Matters” has the meaning set forth in Section 11.16.
“Losses” means: (i) any losses, damages, liabilities, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees, in each case paid or incurred by the Parent Indemnitees or Seller Indemnitees (or any of them); and (ii) any and all reasonable fees and costs of pursuing any insurance providers or defending any Third-Party Claims, but only to the extent the underlying claim constitutes an indemnifiable matter specified in Section 9.2 (e.g., an actual breach of a representation and not a mere allegation of breach); provided, however, that “Losses” shall not include punitive, special or indirect damages, or damages based on lost profits, diminution in value or calculated based on a multiple of earnings, in each case, except for Qualified Damages or to the extent actually awarded to a Governmental Authority or other third party.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise) or assets of the Company or its Subsidiaries; or (b) the ability of the Company or its Subsidiaries to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to (i) general economic or political conditions, or changes in general economic, market or political conditions, whether domestic or international; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) global, national or regional political conditions, including acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP, or in the interpretation thereof; (vii) the execution, public announcement, pendency or completion of the transactions contemplated by this Agreement or any action taken or omitted to be taken by the Company at the express written request or with the prior express written consent of Parent; (viii) pandemics, epidemics, diseases or other public health crises (including the COVID-19 Pandemic); (ix) earthquakes, floods, hurricanes, tornadoes, volcanic eruptions, natural disasters or other acts of nature; (x) any failure by the Company or any of its Subsidiaries to meet any Projections (it being understood that the facts and circumstances giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect, except to the extent such facts or circumstances are excluded from being taken into account by clauses (i) through (ix) above); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (ix) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.
“Material Contracts” has the meaning set forth in Section 3.09(a).
“Material Customers” has the meaning set forth in Section 3.15(a).
“Material Suppliers” has the meaning set forth in Section 3.15(b).
“Merger” has the meaning set forth in the recitals.
“Multiemployer Plan” has the meaning set forth in Section 3.20(c).
“MVA” has the meaning set forth in Section 11.15.
“Non-US Benefit Plans” has the meaning set forth in Section 3.20(a).
“Option” means any option to purchase Company Common Stock granted under the Stock Option Plans and still outstanding as of immediately prior to the Effective Time.
“Option Payment” means, with respect to each Option, an amount equal to the quotient of: (a) Closing Transaction Consideration divided by (b) the aggregate number of Shares outstanding immediately prior to the Effective Time (other than Shares owned by the Company which are to be cancelled and retired in accordance with Section 2.08(a)) and the number of Shares issuable upon the exercise in full of all vested Options outstanding immediately prior to the Effective Time, the result of which shall be reduced by the exercise price of each Option.
“Option Termination Agreement” has the meaning set forth in Section 2.08(c).
“Optionholder” means a holder of an Option.
“Parent” has the meaning set forth in the preamble.
“Parent Indemnitees” has the meaning set forth in Section 9.02.
“Paying Agent” has the meaning set forth in Section 2.03(c).

“Payments Agreement” means that certain Payments Administration Agreement to be entered into at or prior to Closing by and among Parent, the Stockholder Representative and the Paying Agent.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Personal Data” means any piece of information that: (a) by itself or in combination with other information, is capable of identifying a natural person; or (b) is considered “personally identifiable information,” “personally identifiable health information,” “personal data,” “protected data,” “non-public personal information” or any similar category of protected information or data under any applicable Law.
“Post-Closing Adjustment” means an amount (which may be positive or negative) equal to the sum of: (a) the Final Net Purchase Price; minus (b) the Estimated Net Purchase Price.
“Post-Closing Adjustment Resolution Date” has the meaning set forth in Section 2.05(c)(vi).
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
“Pre-Closing Taxes” means Taxes of the Company or its Subsidiaries for any Pre-Closing Tax Period.
“Payoff Letters” has the meaning set forth in Section 2.06(b).
“Projections” means, collectively, any projections, business plan information, estimates, forecasts, budgets, pro-forma financial information or similar information communicated (orally or in writing) to or made available to Parent, Acquisition Sub or their respective Affiliates, agents, attorneys or representatives concerning, inter alia, future revenues, profitability, expenses, expenditures or prospects, future results of operations (or any component thereof) or future cash flows (or any component thereof) of the Company and its Subsidiaries.
“Protected Communications” has the meaning set forth in Section 11.15.
“Purchase Price” means $175,000,000.
“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).
“Qualified Damages” means (i) any damages resulting from Fraud and (ii) damages based on a multiple of earnings (to the extent an adverse effect on earnings of the Company or any of its Subsidiaries prior to the Closing) in the event of any inaccuracy in or breach of a representation or warranty contained in Section 3.06 (Financial Statements).
“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.
“Real Property” means the real property owned, leased or subleased by the Company or any of its Subsidiaries, together with all buildings, structures and facilities located thereon.
“Related Claim” has the meaning set forth in Section 11.14.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Remaining Indemnification Escrow Funds” has the meaning set forth in Section 9.08(b).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Representative Losses” has the meaning set forth in Section 11.01(c).
“Resolution Period” has the meaning set forth in Section 2.05(c)(ii).
“Review Period” has the meaning set forth in Section 2.05(c)(i).
“Sample Working Capital Calculation” means a sample calculation of the Closing Working Capital, prepared in a manner consistent with the Accounting Principles, as set forth on Exhibit B.
“Seller Closing Per Share Transaction Consideration” means an amount equal to the quotient of: (a) the Seller Closing Transaction Consideration, divided by (b) the aggregate number of Shares outstanding immediately prior to the Effective Time.
“Seller Closing Transaction Consideration” means an amount equal to: (a) the Closing Transaction Consideration, minus (b) the aggregate Option Payments.
“Seller Indemnification Cap” means, with respect to a Seller, an amount equal to the portion of the Seller Closing Transaction Consideration actually received by such Seller.
“Seller Indemnitees” has the meaning set forth in Section 9.04.
“Seller Pro Rata Share” means, with respect to a Seller, the percentage equal to the quotient of: (a) Shares held by such Seller, divided by (b) the aggregate number of Shares held by all Sellers immediately prior to the Effective Time.
“Shares” means shares of Company Common Stock.
“Statement of Objections” has the meaning set forth in Section 2.05(c)(ii).
“Stock Option Plans” means, collectively, (i) The Code Corporation 2009 Equity Incentive Plan and (ii) The Code Corporation 2019 Equity Incentive Plan.
“Stockholder” means a holder of Company Common Stock.
“Stockholder Pro Rata Share” means, with respect to a Stockholder, the percentage equal to the quotient of: (a) Shares held by such Stockholder, divided by (b) the aggregate number of Shares held by all Stockholders immediately prior to the Effective Time.
“Stockholder Representative” has the meaning set forth in the preamble.
“Stockholder Representative Expense Amount” means $275,000.
“Stockholder Representative Expense Fund” means the Stockholder Representative Expense Amount less any disbursements therefrom.
“Straddle Period” has the meaning set forth in Section 7.04.
“Subsidiary” or “Subsidiaries” means, in respect of any Person, any corporation or other legal entity of which such Person (either alone or together with other Subsidiaries of such Person) owns, directly or indirectly, more than 50% of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the stock or other equity interests of such entity).
“Target Working Capital” means $4,520,036.
“Tax Claim” has the meaning set forth in Section 7.05.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, net worth, license, lease, service, service use, withholding, value added, payroll, employment, unemployment, estimated, excise, escheat, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and shall include any transferee liability in respect of any and all of the above.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party Claim” has the meaning set forth in Section 9.06(a).
“Trade Secrets” means know-how, data, and business or technical information, including formulae, patterns, compilations, programs, devices, methods, techniques or processes that: (a) derive independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
“Transaction Consideration” means the Closing Transaction Consideration, together with those portions of the Escrow Funds and the Post-Closing Adjustment (if any) that an Equityholder actually receives pursuant to the terms of this Agreement and the Escrow Agreement.
“Transaction Expenses” means all fees and expenses incurred by the Company and its Subsidiaries and their Affiliates (to the extent the Company and its Subsidiaries would be responsible for such amounts) at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby including any unpaid costs of the D&O Tail Policy referenced in Section 6.07(b) and any Change of Control Payments which are unpaid as of the Closing.
“Undisputed Amounts” has the meaning set forth in Section 2.05(c)(iii).
“Union” has the meaning set forth in Section 3.21(b).
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II
PURCHASE AND SALE
Section 2.01Purchase and Sale. At the Closing, Sellers shall sell, convey, assign, transfer and deliver to Acquisition Sub all of the Purchased Shares, free and clear of all Encumbrances.
Section 2.02Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 7:00 a.m., Central Daylight Time, no later than two (2) Business Days after the last of the conditions to Closing set forth in ARTICLE VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as the parties may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The Closing shall be deemed to be effective as of the Effective Time.
Section 2.03Closing Payments. At the Closing, Parent shall pay the following:
(a)Payment to third parties by wire transfer of immediately available funds the Estimated Transaction Expenses (other than Change of Control Payments, if any, to be paid pursuant to Section 2.03(f), below) as set forth on the Estimated Closing Statement;
(b)Payment to holders of the Estimated Indebtedness pursuant to the Payoff Letters;
(c)Payment to Acquiom Financial LLC, a Colorado limited liability company (in its capacity as the payments administrator pursuant to the Payments Agreement, the “Paying Agent”), for further distribution to each Seller by wire transfer of immediately available funds an amount equal to the Seller Closing Per Share Transaction Consideration payable to such Seller as set forth on the Consideration Spreadsheet;

(d)Payment to each non-employee Optionholder by wire transfer of immediately available funds an amount equal to such non-employee Optionholder’s aggregate Option Payment as set forth on the Consideration Spreadsheet;
(e)Payment to the Company or its designee payroll service provider by wire transfer of immediately available funds an aggregate amount equal to each Employee Optionholder’s aggregate Option Payment as set forth on the Consideration Spreadsheet.
(f)Payment to the Company or its designee payroll service provider by wire transfer of immediately available funds an aggregate amount equal to any Change of Control Payments which are unpaid as of the Closing, if any.
Section 2.04Closing Deliverables.
(a)At or prior to the Closing, the Sellers and the Company shall deliver (or cause to be delivered) to Parent the following:
(i)(1) Stock certificates evidencing the Purchased Shares that are certificated, free and clear of all Encumbrances (other than Permitted Encumbrances), duly endorsed in blank or accompanied by stock powers or other instruments of transfer from each Seller duly executed in blank or (2) affidavits of lost stock certificates (containing customary attestations and indemnities) in respect of any stock certificate evidencing a Purchased Share that has been lost, destroyed or otherwise is unable to be delivered by the applicable Seller;
(ii)[Reserved].
(iii)The Escrow Agreement duly executed by Stockholder Representative;
(iv)Resignations of all the directors and officers of the Company and its Subsidiaries;
(v)A certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied;
(vi)A certificate of the Secretary or an assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
(vii)A certificate of the Secretary or an assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;
(viii)A good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company and each of its Subsidiaries is organized;
(ix)The Estimated Closing Statement contemplated in Section 2.05(a);
(x)The Consideration Spreadsheet contemplated in Section 2.06;
(xi)Option Termination Agreements from the Optionholders listed on Schedule 2.04(a)(xi), duly executed by each such Optionholder; and
(xii)A certificate from the Company in a form consistent with Treasury Regulations Sections 1.14455-2(c)(3) and 1.897-2(h) and reasonably satisfactory to Parent, dated as of the Closing Date, that no interest in the Company is a U.S. real property interest.
(b)At or prior to the Closing, the Sellers and the Company shall deliver (or cause to be delivered) to (i) the Escrow Agent by wire transfer of immediately available funds the Indemnification Escrow Amount and (ii) the Stockholder Representative the Stockholder Representative Expense Amount.

(c)At the Closing, Parent shall deliver to the Sellers, or such other Person as may be specified herein, the following:
(i)The Escrow Agreement duly executed by Parent;
(ii)A certificate, dated the Closing Date and signed by a duly authorized officer of Company, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied;
(iii)A certificate of the Secretary or an assistant Secretary (or equivalent officer) of Parent and Acquisition Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent and Acquisition Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and
(iv)A certificate of the Secretary or an assistant Secretary (or equivalent officer) of Parent and Acquisition Sub certifying the names and signatures of the officers of Parent and Acquisition Sub authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.
Section 2.05Estimated Closing Statement; Closing Statement; Adjustments.
(a)Prior to the Closing, the Company shall prepare and deliver to Parent a written closing statement certified by the Chief Financial Officer or Vice President of Finance of the Company (the “Estimated Closing Statement”) setting forth its good faith estimates of: (i) Closing Working Capital (the “Estimated Closing Working Capital”), including the amount of the Estimated Closing Working Capital Adjustment; (ii) Indebtedness, if any, unpaid as of the Effective Time (the “Estimated Indebtedness”); (iii) Transaction Expenses, if any, unpaid as of the Effective Time (the “Estimated Transaction Expenses”); (iv) Cash, if any, as of the Effective Time (the “Estimated Cash”) and the estimated Closing Transaction Consideration based thereupon (the “Estimated Net Purchase Price”). The Estimated Closing Statement shall be prepared in accordance with the Accounting Principles and consistent with the Sample Working Capital Calculation.
(b)Within ninety (90) days after the Closing Date, Parent shall prepare and deliver to Stockholder Representative a written closing statement certified by the Chief Financial Officer of the Parent (the “Closing Statement”) setting forth its calculation of: (i) Closing Working Capital, including the amount of the Post-Closing Working Capital Adjustment; (ii) Indebtedness, if any, unpaid as of the Effective Time; (iii) Transaction Expenses, if any, unpaid as of the Effective Time; (iv) Cash if any, as of the Effective Time; and (v) the proposed Final Net Purchase Price based thereupon. The Closing Statement shall be prepared in accordance with the Accounting Principles and consistent with the Sample Working Capital Calculation.
(c)Examination and Review.
(i)Examination. After receipt of the Closing Statement, Stockholder Representative shall have thirty (30) days (the “Review Period”) to review the Closing Statement. During the Review Period, Stockholder Representative and its accountants shall have full access to, and Parent shall promptly provide following a request by Stockholder Representative for, the books and records of the Company, the personnel and accountants (including the Company’s management and other Persons responsible for preparing the Closing Statement) of, and work papers prepared by, Parent and/or its accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Parent’s possession) relating to the Closing Statement as Stockholder Representative may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Parent or the Company. In the event that Stockholder Representative and its accountants are not granted reasonable access described in the preceding sentence, the Review Period shall be automatically extended until ten (10) days after such reasonable access is granted and requested materials are provided.
(ii)Objection. On or prior to the last day of the Review Period, Stockholder Representative may object to the Closing Statement by delivering to Parent a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith

(the “Statement of Objections”). If Stockholder Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the calculation of the Post-Closing Adjustment reflected in the Closing Statement shall be deemed to have been accepted by Stockholder Representative. If Stockholder Representative delivers the Statement of Objections before the expiration of the Review Period, Parent and Stockholder Representative shall negotiate in good faith to resolve such objections within sixty (60) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the calculation of the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by Parent and Stockholder Representative, shall be final and binding.
(iii)Resolution of Disputes. If Stockholder Representative and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of an impartial nationally recognized firm of independent, certified public accountants mutually agreed-upon by Parent and Stockholder Representative (the “Independent Accountant”) who, acting as an expert and not an arbitrator, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment and the Closing Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively.
(iv)Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Stockholder Representative, on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Stockholder Representative or Parent, respectively, bears to the aggregate amount actually contested by the Stockholder Representative and Parent. Any such fees and expenses payable by the Stockholder Representative shall be paid from the Stockholder Representative Expense Fund to the extent available and, to the extent not available, by the Sellers.
(v)Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Statement and/or the calculation of the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.
(vi)Final Net Purchase Price. The Closing Statement and the calculations of: (i) Closing Working Capital, including the amount of the Post-Closing Working Capital Adjustment; (ii) Indebtedness, if any, unpaid as of the Effective Time; (iii) Transaction Expenses, if any, unpaid as of the Effective Time; (iv) Cash, if any, as of the Effective Time; and (v) a recalculation of the Closing Transaction Consideration based thereupon, in each case finally determined pursuant to the provisions of this Section 2.05(c), shall be considered the “Final Closing Working Capital”, the “Final Indebtedness”, the “Final Transaction Expenses”, the “Final Cash”, and the “Final Net Purchase Price”, respectively, and as such shall become final, binding and conclusive upon Parent, the Stockholder Representative, the Company, the Equityholders, and their respective Affiliates for purposes of this ARTICLE II, upon the earliest to occur of the following: (i) the acceptance by the Stockholder Representative of the Closing Statement, with such changes or adjustments thereto, if any, as may be proposed by the Stockholder Representative and consented to by Parent; (ii) the expiration of the Review Period without objection by the Stockholder Representative; or (iii) the delivery to Parent and the Stockholder Representative by the Independent Accountant of the report of their determination of all disputed matters submitted to them (the date of the earliest to occur of clauses (i), (ii) or (iii), the “Post-Closing Adjustment Resolution Date”).
(d)Payment of Post-Closing Adjustment.
(i)If the Post-Closing Adjustment is a negative number, Stockholder Representative and Parent shall, within three (3) Business Days after the final determination of the Post-Closing Adjustment, jointly instruct the Escrow Agent to disburse from the Indemnification Escrow Fund by wire transfer of immediately available funds to Parent an amount equal to the Post-Closing Adjustment.

(ii)If the Post-Closing Adjustment is a positive number, Parent shall, within three (3) Business Days after the final determination of the Post-Closing Adjustment, deposit with the Paying Agent, for distribution to each Stockholder in accordance with its Stockholder Pro Rata Share, an amount equal to the Post-Closing Adjustment.
(iii)If the Post-Closing Adjustment is zero, no adjustment or payment shall be made pursuant to this Section 2.05(d).
(e)Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.05 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
Section 2.06Pre-Closing Deliveries. Prior to the Closing and concurrently with the delivery of the Estimated Closing Statement:
(a)The Company shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), certified by the Secretary (or equivalent officer) of the Company, which shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following:
(i)The names and addresses of all Stockholders and the number of Shares held by such Persons;
(ii)The names and addresses of all Optionholders, together with the number of Shares subject to Options held by such Optionholders, the grant date, exercise price and vesting schedule for such Options;
(iii)Detailed calculations of the Closing Transaction Consideration and Seller Closing Transaction Consideration;
(iv)Each Optionholder’s aggregate Option Payment; and
(v)The Seller Closing Per Share Transaction Consideration with respect to each Seller.
The parties agree that Parent and Acquisition Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under this Agreement and Parent and Acquisition Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.
(b)A payoff letter from each holder of Indebtedness of the Company indicating the amount required to discharge fully such Indebtedness at the Closing (including any interest, premiums, penalties, make-whole payments, breakage costs and other fees and expenses that are required to be paid by the Company as a result of the discharge of such Indebtedness at the Closing) and providing for the automatic release of any Encumbrances securing the same upon the receipt of such amount (the “Payoff Letters”).
(c)Final bills, W-9s or W-8s, as applicable, and wire transfer instructions from each payee of any portion of the Transaction Expenses (excluding, for the sake of clarity, any Change of Control Payments) and listing the amount of Transaction Expenses owed to each payee thereof and to be paid at Closing.
Section 2.07Withholding Rights. Each of Parent, Acquisition Sub and the Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld by Parent, Acquisition Sub or the Company, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Parent, Acquisition Sub or the Company, as the case may be, made such deduction and withholding.
Section 2.08Treatment of Options and Corporate Actions.
(a)At the Effective Time, each Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the transactions contemplated by this Agreement and without any action on the part of Parent, Acquisition Sub, the Company, the Optionholder or any other Person, cancelled, and each Optionholder shall cease to have any rights with respect thereto other than the right to receive with respect to each of its Options, an amount in cash without interest, equal to the Option Payment.

(b)At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions necessary to: (i) effectuate the provisions of Section 2.08(a) and (ii) cause the Stock Option Plans to terminate at or prior to the Effective Time.
(c)Not later than five (5) Business Days following the date hereof, the Company shall deliver to each Optionholder an option termination agreement substantially in the form attached as Exhibit C (an “Option Termination Agreement”) and instructions for completing, executing and returning such Option Termination Agreement in exchange for such Optionholder’s aggregate Option Payment pursuant to this Section 2.08. With respect to Employee Optionholders, the Company shall, no later than the later of (i) the Closing Date or (ii) five (5) Business Days after receipt of an Option Termination Agreement duly completed and validly executed in accordance with the instructions thereto and any other customary documents that the Company may reasonably require in connection therewith, cause the Company’s current payroll provider, on behalf of the Company and its Subsidiaries, to deliver such Employee Optionholder such Employee Optionholder’s aggregate Option Payment. With respect to a non-employee Optionholder, if any, the Company shall, no later than the later of (i) the Closing Date or (ii) five (5) Business Days after receipt of an Option Termination Agreement duly completed and validly executed in accordance with the instructions thereto, pay to such non-employee Optionholder its aggregate Option Payment. Unless otherwise provided herein, no interest shall be paid or shall accrue on any cash payable upon delivery of any Option Termination Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to the exceptions set forth in a numbered or lettered section of the Schedules dated as of the date hereof and delivered to Parent concurrently with the Parties’ execution of this Agreement, the Company represents and warrants to Parent the following as of the date hereof (except to the extent such representations and warranties expressly relate to a specific date, in which case the representations and warranties shall be true as of such specific date):
Section 3.01Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Schedule 3.01 sets forth each jurisdiction in which the Company and each Subsidiary is licensed or qualified to do business, and the Company and each Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except for failures to qualify in foreign jurisdictions which are not, individually or in the aggregate, material.
Section 3.02Authorization. The execution, delivery and performance by the Company of this Agreement and each other Ancillary Document to which the Company or any of its Subsidiaries (as applicable) is a party, and the consummation by the Company and its Subsidiaries (as applicable) of the transactions contemplated hereby and thereby are within each the respective power and authority of the Company and each of its Subsidiaries, and have been duly and validly authorized by all necessary action on the part of the Company and each of its Subsidiaries, and no other proceeding on the part of the Company or any of its Subsidiaries is necessary to authorize this Agreement or any other Ancillary Document to which the Company or any of its Subsidiaries (as applicable) is a party or to consummate the transactions contemplated hereby or thereby. Each of this Agreement and each Ancillary Documents to be entered into by the Company or any of its Subsidiaries has been duly and validly authorized, executed and delivered by the Company or its Subsidiary (as applicable) and constitutes (assuming the due authorization, execution and delivery by each of the other parties hereto and thereto) a legal, valid and binding obligation of the Company or its Subsidiary (as applicable) enforceable against the Company or its Subsidiary (as applicable) in accordance with their respective terms, except for Enforceability Limitations.
Section 3.03No Conflicts; Consents. The execution, delivery and performance by the Company and its Subsidiaries of this Agreement and the Ancillary Documents to which the Company or a Subsidiary (as applicable) is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries (“Company Charter Documents”); (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company or any of its Subsidiaries; (iii) except as set forth in on Schedule 3.03 (the “Consents”), require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company or any of its Subsidiaries; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company or its Subsidiaries. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.
Section 3.04Capitalization.
(a)The authorized capital stock of the Company consists of 10,000 shares of common stock, of which 6,592.8352 Shares are issued and outstanding as of the close of business on the date of this Agreement. Each Seller is the record and beneficial owner of the Shares identified as owned by such Seller on Schedule 3.04(a), free and clear of any Encumbrances. Each Seller has the right, authority, and power to sell, assign, and transfer the Shares owned by such Seller to the Buyer.
(b)Schedule 3.04(b) set forth, as of the date hereof, (i) the name of each Person that is the registered owner of any Shares and the number of Shares owned by such Person, and (ii) a list of all holders of outstanding Options, including the number of Shares subject to each such Option, the grant date, exercise price and vesting schedule for such Option, the extent to which such Option is vested and exercisable and the date on which such Option expires. Each Option was granted in compliance with all applicable Laws and all of the terms and conditions of the Stock Option Plan pursuant to which it was issued. Each Option was granted with an exercise price per share equal to or greater than the fair market value of the underlying shares on the date of grant and has a grant date identical to the date on which the Company Board or compensation committee actually awarded the Option. Each Option qualifies for the tax and accounting treatment afforded to such Option in the Company’s tax returns and the Company’s financial statements, respectively, and does not trigger any liability for the Optionholder under Section 409A of the Code. The Company has heretofore provided or made available to Parent (or Parent’s Representatives) true and complete copies of the standard form of option agreement and any stock option agreements that differ from such standard form.
(c)Except as disclosed on Schedule 3.04(c), (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or, other than under the terms of the Stock Option Plans, to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. As of the date hereof, there are no declared or accrued unpaid dividends with respect to any shares of Company Common Stock.
(d)All issued and outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the exercise of Options, if and when issued in accordance with the applicable security, will be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company Charter Documents or any agreement to which the Company is a party; and (iii) free of any Encumbrances created by the Company in respect thereof (other than under the Company Charter Documents and this Agreement). All issued and outstanding shares of Company Common Stock and Options were issued in compliance with applicable Law.

(e)Except as set forth on Schedule 3.04(e), no outstanding Company Common Stock is subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.
(f)Except as set forth on Schedule 3.04(f), since January 1, 2016, all distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party, and in compliance with applicable Law.
Section 3.05Subsidiaries. Schedule 3.05 correctly sets forth the name of each Subsidiary of the Company and the jurisdiction of its organization. Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and possesses all requisite power and authority necessary to own its properties and to carry on its businesses as now being conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business requires it to qualify, except for failures to qualify in foreign jurisdictions which are not, individually or in the aggregate, material. All of the equity interests of each Subsidiary of the Company are validly issued, fully paid and nonassessable, are owned entirely by the Company and are owned free and clear of all Encumbrances. There are no outstanding rights or options to subscribe for or to purchase any equity interest of any Subsidiary of the Company or any stock or securities convertible into or exchangeable for such equity interest. No Subsidiary of the Company is subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its equity interest or any warrants, options or other rights to acquire its equity interest. None of the equity interests of any Subsidiary of the Company is subject to, or was issued in violation of, any purchase option, call option, right of first refusal or offer, co-sale or participation right, preemptive right, subscription right or similar right. Except as set forth on Schedule 3.05, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any capital stock or any other security or interest in any other Person or has any obligation to make any investment in any Person. Schedule 3.05 sets forth a list of all officers and directors of each of the Company’s Subsidiaries. The copies of each Subsidiary’s articles of incorporation and bylaws (or similar governing documents or operating agreements) have been furnished to Parent, reflect all amendments made thereto at any time prior to the date of this Agreement and are true, correct and complete.
Section 3.06Financial Statements. Complete copies of the Company and its Subsidiaries’ audited financial statements consisting of the consolidated balance sheet of the Company and its Subsidiaries as of December 31 in each of the years 2018, 2019 and 2020 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited management-prepared financial statements consisting of the consolidated balance sheet of the Company and its Subsidiaries as of May 31, 2021 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the five-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are attached hereto as Schedule 3.06. The Financial Statements have been prepared in accordance with GAAP in all material respects, applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to the absence of notes. The Financial Statements are based on the books and records of the Company and its Subsidiaries, and fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the respective dates they were prepared and the results of the operations of the Company and its Subsidiaries for the periods indicated. The balance sheet of the Company and its Subsidiaries as of December 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company and its Subsidiaries as of May 31, 2021 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company and its Subsidiaries maintain a standard system of accounting administered in accordance with GAAP in all material respects.
Section 3.07Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet

Date and which are not, individually or in the aggregate, material in amount; (c) those that were incurred in connection with the negotiation, preparation or execution of this Agreement; (d) ordinary course performance obligations of the Company arising under Contracts of the Company made available to Parent prior to the date hereof or, if entered into after the date hereof, prior to the Closing; and (e) those set forth on Schedule 3.07. Except as set forth on Schedule 3.07, neither the Company nor any of its Subsidiaries has applied for or received loans or payments under the CARES Act, and all Liabilities with respect to any loans set forth on Schedule 3.07 have been forgiven or satisfied in full.
Section 3.08Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, except as set forth on Schedule 3.08, there has not been, with respect to the Company or any of its Subsidiaries, any:
(a)Event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)Amendment of the charter, bylaws or other organizational documents of the Company or its Subsidiaries;
(c)Split, combination or reclassification of any shares of its capital stock;
(d)Issuance, sale or other disposition of any of its capital stock (other than in connection with the exercise of Options outstanding on the date of this Agreement as required by the terms of such Options), or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;
(e)Declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;
(f)Material change in any method of accounting or accounting practice of the Company or its Subsidiaries, except as required by GAAP or as disclosed in the notes to the Financial Statements;
(g)Entry into, acceleration, termination (other than natural expiration under the terms thereof), material modification to, or cancellation of, any Contract that would constitute a Material Contract, other than renewals of existing Contract on substantially the same terms as the predecessor Contract;
(h)Incurrence, assumption or guarantee of any indebtedness for borrowed money over $500,000, except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;
(i)Transfer, assignment, sale or other disposition of any of the material assets shown or reflected in the Balance Sheet, except for the sale or other disposition of inventory in the ordinary course of business consistent with past practice and distributions of cash of the Company to equityholders of the Company;
(j)Transfer, assignment or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;
(k)Abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration;
(l)Capital investment in, or any loan to, any other Person, other than trade receivables arising in the ordinary course of business consistent with past practice;
(m)Capital expenditures expended by the Company over $250,000;
(n)Imposition of any Encumbrance other than Permitted Encumbrances upon any of the properties, capital stock or material assets, tangible or intangible, of the Company or any of its Subsidiaries;
(o)(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements, as required by applicable Law or pursuant to changes to base salary or wages for employees made in the ordinary course of business consistent with past practice, or (ii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant except as may be required by Section 2.08;
(p)Adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any executive level employee, officer or director (other than as requested or authorized by Parent); (ii) Benefit Plan; or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;
(q)Loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers, or employees;
(r)Entry into a new line of business or abandonment or discontinuance of existing lines of business;
(s)Adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(t)Purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $200,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;
(u)Acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;
(v)Action by the Company or any of its Subsidiaries to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent in respect of any Post-Closing Tax Period; or
(w)Contract or take any action to do any of the foregoing.
Section 3.09Material Contracts.
(a)Schedule 3.09(a) lists each of the following Contracts of the Company and its Subsidiaries (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property listed or otherwise disclosed on Schedule 3.10(b) and all Company IP Agreements set forth on Schedule 3.12(b), being “Material Contracts”):
(i)Each Contract of the Company or any of its Subsidiaries providing for payments to the Company or any of its Subsidiaries or payments from the Company or any of its Subsidiaries of an aggregate amount in excess of $300,000 during the fiscal year ending as of December 31, 2021;
(ii)Each Contract of the Company and its Subsidiaries to which any Material Customer or Material Supplier is a party;
(iii)All Contracts that require the Company or any of its Subsidiaries to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;
(iv)All Contracts that provide for the indemnification by the Company or any of its Subsidiaries of any Person (excluding, for the avoidance of doubt, the Company Charter Documents) or the assumption of any Tax, environmental or other Liability of any Person other than indemnification obligations provided entered into in the Company’s ordinary course of business;
(v)All Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(vi)All employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company or any of its Subsidiaries is a party providing for annual compensation in excess of $100,000 and which are not cancellable without material penalty or without more than sixty (60) days’ notice;
(vii)Except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company or any of its Subsidiaries;
(viii)All Contracts with any Governmental Authority to which the Company or any of its Subsidiaries is a party (“Government Contracts”);
(ix)All Contracts that limit or purport to limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;
(x)Any Contracts to which the Company or any of its Subsidiaries is a party that provide for any joint venture, partnership or similar co-venture arrangement (other than supplier agreements which provide for the sharing of development cost);
(xi)All collective bargaining agreements or Contracts with any Union to which the Company or any of its Subsidiaries is a party; and
(xii)Any other Contract that is material to the Company or any of its Subsidiaries and not previously disclosed pursuant to this Section 3.09.
(b)Each Material Contract is valid and binding on the Company and its Subsidiaries, as applicable, in accordance with its terms and is in full force and effect. None of the Company, its Subsidiaries or, to the Company’s Knowledge, except as set forth on the Disclosure Schedules, any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. To the Company’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.
Section 3.10Title to Assets; Real Property.
(a)The Company and its Subsidiaries have good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
(i)Liens for Taxes not yet due and payable;
(ii)Mechanics, carriers’, workmen’s, repairmen’s, warehouse, manufacturer or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company or its Subsidiaries;
(iii)Easements, rights of way and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company or its Subsidiaries;
(iv)Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company or its Subsidiaries;
(v)Present and future zoning, building codes and other land use laws regulating the use or occupancy of any Real Property or any use conducted thereon; and
(vi)Landlords’ liens under statute or pursuant to any lease of the Real Property.

(b)Neither the Company nor any of its Subsidiaries own any Real Property. Schedule 3.10(b) lists: (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company or its Subsidiaries, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. The Company has delivered or made available to Parent true, complete and correct copies of any leases affecting the Real Property. Neither the Company nor any of its Subsidiaries is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s or its Subsidiaries’ business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company or its Subsidiaries. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.
Section 3.11Condition and Sufficiency of Assets. Except as set forth on Schedule 3.11, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company and its Subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company and its Subsidiaries, together with all other properties and assets of the Company and its Subsidiaries, are sufficient for the continued conduct of the Company’s and its Subsidiaries’ business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company and its Subsidiaries as currently conducted.
Section 3.12Intellectual Property.
(a)Schedule 3.12(a) contains a correct, current, and complete list of: (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all unregistered Trademarks included in the Company Intellectual Property; (iii) all proprietary Software of the Company and its Subsidiaries; (iv) all material Licensed Intellectual Property (excluding commercially available off-the-shelf software); and (v) all other material Company Intellectual Property.
(b)Schedule 3.12(b) contains a correct, current and complete list of all Company IP Agreements: (i) under which the Company or any of its Subsidiaries is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which the Company or any of its Subsidiaries is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) pursuant to which the Company’s or its Subsidiaries’ acquire ownership of Intellectual Property.
(c)Except as set forth on Schedule 3.12(c), the Company and its Subsidiaries, as applicable, are the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owners of all right, title, and interest in and to the Company Intellectual Property, and have the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company’s and its Subsidiaries’ business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances.
(d)The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company or its Subsidiaries whereby such employee or independent contractor: (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company or its Subsidiaries; and (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual

Property does not constitute a “work made for hire” under applicable Law. The Company has provided Parent with a copy of the Company’s standard Contract including such provisions. All assignments and other instruments necessary to establish, record, and perfect the Company’s and its Subsidiaries’ ownership interest in the Company IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.
(e)Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s or its Subsidiaries’ right to own or use any Company Intellectual Property or Licensed Intellectual Property.
(f)All of the Company Intellectual Property and the Company’s rights to use all Licensed Intellectual Property are valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access to material portions thereof to execute binding, written non-disclosure agreements. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars.
(g)The conduct of the Company’s and its Subsidiaries’ business as currently and formerly conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Company and its Subsidiaries have not infringed, misappropriated or otherwise violated the Intellectual Property or other rights of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property.
(h)Except as set forth on Schedule 3.12(h), in the past five (5) years, neither the Company nor any Subsidiary has at any time received any written notice from any Person, and there are no Actions (including any opposition, cancellation, revocation, review or other proceeding), whether settled, pending or to the Company’s Knowledge threatened in writing (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company or its Subsidiaries of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, ownership, or use of any Company Intellectual Property or the Company’s or its Subsidiaries’ right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by the Company, its Subsidiaries alleging any infringement, misappropriation or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. Neither the Company nor any of its Subsidiaries is aware of any facts or circumstances that would reasonably be expected to give rise to such Action. Neither the Company nor any of its Subsidiaries is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would reasonably be expected to restrict or impair the use of any Company Intellectual Property or Licensed Intellectual Property.
(i)Schedule 3.12(i) contains a correct, current, and complete list of all social media accounts used in the Company’s and its Subsidiaries’ business. The Company and its Subsidiaries have complied in all material respects with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services.
(j)All Company IT Systems are sufficient for the operation of the Company’s and its Subsidiaries’ business as currently conducted. In the past five (5) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in material disruption or damage to the business of the Company or its Subsidiaries. The Company and its Subsidiaries have taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems under their control, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements.
(k)Except as set forth on Schedule 3.12(k), each of the Company and its Subsidiaries have complied, in all material respects, for the past five (5) years, and are currently in compliance, in all material respects, with all applicable Laws, rules, policies and procedures, including the European Union General Data

Protection Regulation (EU) 2016/679, California Consumer Privacy Act of 2018 (California Civil Code §§ 1798.100 to 1798.199) and the European Union Data Protection Directive 95/46/EC, relating to the collection, use, storage, processing and disclosure of any Personal Data collected or stored by or on behalf of the Company and its Subsidiaries. For the past five (5) years, no Action has been asserted or threatened in writing against the Company or its Subsidiaries alleging a violation of any Person’s privacy, Personal Data, or confidentiality rights under any Laws. To the Company’s Knowledge, there has been no unauthorized access to, or unauthorized use or disclosure of, any such Personal Data. Neither the Company nor any of its Subsidiaries has experienced the cancellation, termination or revocation of any privacy or security certification issued by any privacy and security agreements and contractual commitments. The Company and its Subsidiaries have designed and implemented measures reasonable and appropriate to the nature and volume of Personal Data collected to ensure that Personal Data collected by or on behalf of the Company and its Subsidiaries is protected against loss, theft, misuse, damage and unauthorized access, use, processing, disclosure or modification.
Section 3.13Inventory. All inventory of the Company and its Subsidiaries, whether or not reflected in the Balance Sheet, consist of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company and its Subsidiaries free and clear of all Encumbrances other than Permitted Encumbrances, and no inventory is held on a consignment basis.
Section 3.14Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof to the extent reflected in the Estimated Closing Working Capital: (a) have arisen from bona fide transactions entered into by the Company and its Subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid and, to the Company’s Knowledge, undisputed claims of the Company and its subsidiaries, not subject to claims of set-off or other defenses or counterclaims that have been asserted by the obligor with respect to such receivable other than normal cash discounts accrued in the ordinary course of business consistent with past practice and (c) are not currently in default or sixty (60) days or more past due. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date to the extent reflected in the Estimated Closing Working Capital, on the accounting records of the Company and its Subsidiaries have been determined in accordance with GAAP, consistently applied.
Section 3.15Customers and Suppliers.
(a)Schedule 3.15(a) sets forth the top ten (10) customers of the Company and its Subsidiaries for goods or services rendered for each of the two (2) most recent fiscal years (collectively, the “Material Customers”) and the amount of consideration paid by each Material Customer during such periods. The Company and its Subsidiaries have not received any notice, and have no reason to believe, that any of their Material Customers have ceased, or intend to cease after the Closing, to use their goods or services or to otherwise terminate or materially reduce its relationship with the Company or its Subsidiaries.
(b)Schedule 3.15(b) sets forth the top ten (10) suppliers of the Company and its Subsidiaries for goods or services rendered for the two (2) most recent fiscal years (collectively, the “Material Suppliers”) and the amount of purchases from each Material Supplier during such periods. The Company and or its Subsidiaries have not received any notice, and have no reason to believe, that any of their Material Suppliers have ceased, or intend to cease, to supply goods or services to the Company or its Subsidiaries or to otherwise terminate or materially reduce its relationship with the Company or its Subsidiaries.
Section 3.16Insurance. Schedule 3.16 sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Company and its Subsidiaries and relating to the assets, business, operations, employees, officers and directors of the Company and its Subsidiaries (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Parent. Such Insurance Policies are in full force and effect. Neither the Company nor its Subsidiaries have received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. All such Insurance Policies are valid and binding in accordance with their terms and, within the past three (3) years, have not been subject to any lapse in coverage. There are no claims related to the business of the Company or its Subsidiaries pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Company nor any of its Subsidiaries is in default under, or has otherwise failed to comply with, in any material respect, the terms contained in any such Insurance Policy. The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which the Company or any of its Subsidiaries is a party or by which either is bound.
Section 3.17Legal Proceedings; Governmental Orders.
(a)Except as set forth on Schedule 3.17(a), there are no Actions pending or, to the Company’s Knowledge, threatened, against or by the Company or any of its Subsidiaries: (a) affecting any of its owned properties or assets; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Company’s Knowledge, no event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action against the Company or any of its Subsidiaries.
(b)There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company, its Subsidiaries or any of their properties or assets.
Section 3.18Compliance With Laws; Permits.
(a)Each of the Company and its Subsidiaries has, since January 1, 2018, complied, and is now complying in all material respects with all Laws applicable to it or its business, properties or assets.
(b)All Permits that are material for the Company and its Subsidiaries to conduct their respective businesses as currently conducted have been obtained and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 3.18(b) lists all current Permits issued to the Company and its Subsidiaries, including the names of the Permits and their respective dates of issuance and expiration. To the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Permit.
Section 3.19Environmental Matters.
(a)Each of the Company and its Subsidiaries is currently and has been for the past five (5) years in compliance in all material respects with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b)Each of the Company and its Subsidiaries has obtained and is in material compliance with all Environmental Permits (each of which is disclosed on Schedule 3.19(b)) necessary for the ownership, lease, operation or use of its business or assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect through the Closing Date in accordance with Environmental Law, and neither the Company nor any of its Subsidiaries is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company and its Subsidiaries as currently carried out.
(c)No Real Property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries is listed on, or to the Company’s Knowledge has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.
(d)Neither the Company or any of its Subsidiaries nor, to the Company’s Knowledge, any other Person, has caused any Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company and its Subsidiaries or any Real Property currently or during the period of ownership, operation or lease by the Company or a Subsidiary, formerly owned, operated or leased by the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received an Environmental Notice that any Real Property currently or formerly owned, operated or leased in connection with the business of the

Company and its Subsidiaries (including soils, groundwater, surface water, buildings and other structure located on any such Real Property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company and its Subsidiaries.
(e)Schedule 3.19(e) contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company and its Subsidiaries.
(f)Schedule 3.19(f) contains a complete and accurate list of all off-site Hazardous Waste treatment, storage, or disposal facilities or locations used by the Company, its Subsidiaries and any predecessors as to which the Company and its Subsidiaries may retain liability, and to the Company’s Knowledge, none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither the Company nor its Subsidiaries has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company and its Subsidiaries.
(g)Neither the Company nor its Subsidiaries has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.
(h)The Company has provided to Parent: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company and its Subsidiaries or any currently or formerly owned, operated or leased Real Property which are in the possession or control of the Company or any of its Subsidiaries related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).
(i)The Company is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company its Subsidiaries or as currently carried out.
Section 3.20Employee Benefit Matters.
(a)Schedule 3.20(a)(i) contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar material agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been in the preceding three (3) years maintained, sponsored, contributed to, or required to be contributed to by the Company and its Subsidiaries for the benefit of any United States based current or former employee, officer, director, retiree, independent contractor or consultant of the Company and its Subsidiaries or any spouse or dependent of such individual, or under which the Company, its Subsidiaries or any of their ERISA Affiliates has or may have any Liability, or with respect to which Parent or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Schedule 3.20(a)(i), each, a “Benefit Plan”). Schedule 3.20(a)(ii) contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, fringe-benefit and other similar material agreement, plan, policy, program or arrangement providing benefits for any non-United States based employee of the Company or any of its Subsidiaries (“Non-US Benefit Plans”).
(b)With respect to each Benefit Plan and Non-US Benefit Plan, as applicable, the Company has made available to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan or Non-US Benefit Plan has been reduced to writing, the plan document together with all current amendments;

(ii) where the Benefit Plan or Non-US Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of the current summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, and employee handbooks; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans or Non-US Benefit Plan with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other non-routine correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan or Non-US Benefit Plan.
(c)Except as set forth on Schedule 3.20(c), each Benefit Plan and each Non-US Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in material compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws and the required reporting thereunder). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five (5) year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company, its Subsidiaries or any of their ERISA Affiliates or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.
All benefits, contributions and premiums relating to each Benefit Plan and Non-US Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan, Non-US Benefit Plan, and applicable Laws and accounting principles, as applicable, and all benefits accrued under any unfunded Benefit Plan or Non-US Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.
(d)Neither the Company, its Subsidiaries nor any of its ERISA Affiliates has, at any time: (i) sponsored a United States based defined benefit pension plan which is subject to minimum funding requirements in which employees of the Company, its Subsidiaries or any of their ERISA Affiliates participate or have participated has an "accumulated funding deficiency," whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code; (ii) except as set forth on Schedule 3.20(d), maintained, sponsored, contributed to, or required to be contributed to by the Company and its Subsidiaries primarily for the benefit of employees outside of the United States; (iii) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (iv) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (v) withdrawn from any Multiemployer Plan; (vi) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (vii) incurred taxes under Section 4971 of the Code with respect to any single employer plan; or (viii) participated in a multiple employer welfare arrangements (MEWA).
(e)With respect to each Benefit Plan: (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a single employer plan subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived, has occurred with respect to any such plan.
(f)Each Benefit Plan and Non-US Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Parent, the Company, its Subsidiaries or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company and its Subsidiaries have no commitment or obligation and have not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or Non-US Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.
(g)Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither the Company, its Subsidiaries nor any of their ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.
(h)There is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan or Non-US Benefit Plan (other than routine claims for benefits), and no Benefit Plan or Non-US Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.
(i)There has been no amendment to, announcement by the Company, its Subsidiaries or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan, Non-US Benefit Plan, or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor or consultant, as applicable. Neither the Company, its Subsidiaries nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan, Non-US Benefit Plan, or any collective bargaining agreement.
(j)Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company and its Subsidiaries have no obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.
(k)Each individual who is classified by the Company or its Subsidiaries as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.
(l) Except as set forth on Schedule 3.20(l), neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company or its Subsidiaries to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company or its Subsidiaries to merge, amend or terminate any Benefit Plan or Non-US Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan or Non-US Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.21Employment Matters.
(a)Schedule 3.21(a) contains a list of all persons who are employees, material independent contractors or consultants of the Company and its Subsidiaries as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth on Schedule 3.21(a), as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company and its Subsidiaries for services performed on or prior to the date hereof have been paid in full (or accrued in full) and there are no outstanding agreements, understandings or commitments of the Company and its Subsidiaries with respect to any compensation, commissions, bonuses or fees.
(b)Each of the Company and its Subsidiaries is not and has never been a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not and there has never been any Union representing or purporting to represent any employee of the Company or its Subsidiaries, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company, its Subsidiaries or any of their employees. The Company and its Subsidiaries have no duty to bargain with any Union.
(c)Each of the Company and its Subsidiaries is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. The Company and its Subsidiaries are in compliance with and have complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company and its Subsidiaries, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment-related matter arising under applicable Laws.
(d)Each of the Company and its Subsidiaries has complied with the WARN Act, and has no plans to undertake any action that would trigger the WARN Act.
Section 3.22Taxes. Except as set forth on Schedule 3.22:
(a)All Tax Returns required to be filed on or before the Closing Date by the Company and its Subsidiaries have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b)The Company and its Subsidiaries have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)No claim has been made by any taxing authority in any jurisdiction where the Company and its Subsidiaries does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d)No extensions or waivers of statutes of limitations have been given or requested and which are still outstanding with respect to any Taxes of the Company or its Subsidiaries.
(e)The amount of the Company’s and its Subsidiaries’ Liability for unpaid Taxes for all periods ending on or before December 31, 2020 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding deferred Tax liabilities) reflected on the Financial Statements. The amount of the Company’s and its Subsidiaries’ Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding deferred Tax liabilities).
(f)Schedule 3.22(f) sets forth those years for which income tax examinations by the taxing authorities have been completed.
(g)All deficiencies asserted, or assessments made, against the Company and its prior and current Subsidiaries as a result of any examinations by any taxing authority have been fully paid.
(h)Neither the Company nor any of its Subsidiaries is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
(i)The Company has delivered to Parent copies of all federal, state, local and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company and its Subsidiaries for all Tax periods ending after December 31, 2015.
(j)There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or its Subsidiaries.
(k)Neither the Company nor any of its Subsidiaries is a party to, or bound by, any agreement the primary subject matter of which is Tax indemnity, Tax sharing or Tax allocation agreement other than commercial contracts the primary subject of which is not related to Taxes.
(l)No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company or its Subsidiaries.
(m)Neither the Company nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Neither the Company nor any of its Subsidiaries has Liability for Taxes of any Person (other than the Company or its Subsidiaries, as applicable) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.
(n)The Company and its Subsidiaries will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring on or prior to the Closing Date; (iii) a prepaid amount received on or before the Closing Date; (iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or (v) any election under Section 108(i) of the Code.
(o)Neither the Company nor any of its Subsidiaries is, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.
(p)Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
(q)Neither the Company nor any of its Subsidiaries is, nor has it been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(r)Schedule 3.22(r) sets forth all jurisdictions in which the Company and its Subsidiaries file Tax Returns. Neither the Company nor its Subsidiaries has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. Neither the Company nor its Subsidiaries has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.
(s)No property owned by the Company or its Subsidiaries is: (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended; (ii) subject to Section 168(g)(1)(A) of the Code; or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.
(t)Neither the Company nor any of its Subsidiaries has deferred the withholding or payment of withholding or payroll taxes pursuant to either the CARES Act or that certain Presidential Memorandum of the President issued on August 8, 2020.
(u)Neither the Company nor any of its Subsidiaries has taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, under the CARES Act, including pursuant to the Paycheck Protection Program (as implemented from time to time by the U.S. Small Business Administration under the CARES Act) or the Economic Injury Disaster Loan Program.
(v)Neither the Company nor any of its Subsidiaries has claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act (or any corresponding or similar provision of state, local or foreign Law).
(w)Except as set forth on Schedule 3.22(w), the method of allocating income, deductions, expenses, and receipts among the Company and its Subsidiaries (or among the offices or permanent establishments of any one or more of the foregoing) complies with the principles set forth in Section 482 of the Code and Treasury Regulations promulgated thereunder (and any corresponding provisions of state, local, or non-United States tax law) and any other applicable Laws on transfer pricing, and all arrangements between such parties comply with all requirements (including documentary, retention and filing requirements) of any such Laws.
(x)Each of the Company’s Subsidiaries is, and has been since its formation, an entity that is disregarded for U.S. federal, state and local income tax purposes.
(y)Each of the Company and its Subsidiaries has complied in all material respects with all statutory provisions, rules, regulations, order and direction in respect of any sales, transfer value added or similar Tax on consumption, and is not a member of a group or consolidation with any other business enterprise or company for the purposes of value added taxation.
(z)Neither the Company nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty between the country of formation of such entity and any other country), or otherwise been subject to taxation in any country other than the country of its formation, or in the case of the Company, the country of formation for the Company’s Subsidiaries by virtue of the Company’s Subsidiaries being disregarded for U.S. income tax purposes.
Except with respect to Section 3.22(n), the representations and warranties set forth in this Section 3.22 refer only to the past activities of the Company and its Subsidiaries and are not intended to serve as representations to, or a guarantee of, nor shall they be relied upon with respect to: (i) Taxes attributable to any Tax periods (or portions thereof) beginning after the Closing Date; (ii) Tax positions taken after the Closing Date; or (iii) the availability of any Tax attributes.
Section 3.23Books and Records. The Company maintains minute books and stock record books of the Company and its Subsidiaries, all of which have been made available to Parent. At the Closing, all of those books and records will be in the possession of the Company.
Section 3.24Related Party Transactions. Except as set forth on Schedule 3.24, no executive officer or director of the Company or its Subsidiaries or any person owning five percent (5%) or more of the Shares (or, to the Company’s Knowledge, any of such person’s immediate family members or Affiliates) is a party to any Contract (other than Contracts related to their investment in the Company or their status as a holder of equity in the Company) with or binding upon the Company, its Subsidiaries or any of their assets, rights or properties or has any interest in any property owned by the Company or its Subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve (12) months, in each case, other than ordinary course employment arrangements and director reimbursement and indemnification obligations.
Section 3.25Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company or its Subsidiaries.
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULES), NEITHER THE COMPANY NOR ANY AFFILIATE OF THE COMPANY (OTHER THAN THE SELLERS PURSUANT TO ARTICLE V) MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED AND WHETHER RELATED TO THE COMPANY, THE PURCHASED SHARES, THE TRANSACTIONS CONTEMPLATED HEREBY, THE BUSINESS OR OPERATIONS OF THE COMPANY AND THE PROBABLE SUCCESS OR PROFITABILITY THEREOF, THE ASSETS AND LIABILITIES OF THE COMPANY, OR OTHERWISE. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III, THE COMPANY HEREBY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB
Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Parent and Acquisition Sub represent and warrant to the Company that the statements contained in this ARTICLE IV are true and correct as of the date hereof and as of the Closing Date.
Section 4.01Organization and Authority of Parent and Acquisition Sub. Each of Parent and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Parent and Acquisition Sub has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Acquisition Sub of this Agreement and any Ancillary Document to which they are a party and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Acquisition Sub and no other corporate proceedings on the part of Parent and Acquisition Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Acquisition Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Acquisition Sub enforceable against Parent and Acquisition Sub in accordance with its terms. When each Ancillary Document to which Parent or Acquisition Sub is or will be a party has been duly executed and delivered by Parent or Acquisition Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Parent or Acquisition Sub enforceable against it in accordance with its terms.
Section 4.02No Conflicts; Consents. The execution, delivery and performance by Parent and Acquisition Sub of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or other organizational documents of Parent or Acquisition Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Acquisition Sub; or (c) require the consent, notice or other action by any Person under any Contract to which Parent or Acquisition Sub is a party or either of their assets or properties are bound. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Acquisition Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section 4.03No Prior Acquisition Sub Operations. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.
Section 4.04Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Parent or Acquisition Sub.
Section 4.05Sufficiency of Funds; Solvency. Parent has and will, as of the Closing, have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement. Assuming the satisfaction of the closing conditions set forth in this Agreement, the accuracy of the representations and warranties of the Sellers and the Company set forth in ARTICLE III and ARTICLE V, Sellers’ and the Company’s compliance with their respective obligations in ARTICLE VI, and that the Company and its Subsidiaries are solvent immediately prior to the Closing, immediately after giving effect to the transactions contemplated by this Agreement, (a) the fair saleable value (determined on a going concern basis) of the assets of Parent and its direct and indirect subsidiaries shall be greater than the total amount of their liabilities (whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed); (b) Parent and its direct and indirect subsidiaries shall be able to pay their debts and obligations in the ordinary course of business as they become due; and (c) Parent and its direct and indirect subsidiaries shall have adequate capital to carry on their respective businesses. In consummating the transactions contemplated hereby, Parent and Acquisition Sub do not intend to hinder, delay or defraud any present or future creditors of Parent, Acquisition Sub, the Surviving Company or any of their respective direct or indirect subsidiaries.
Section 4.06Legal Proceedings. There are no Actions pending or, to Parent’s or Acquisition Sub’s knowledge, threatened against or by Parent, Acquisition Sub or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
Section 4.07Parent’s Investigation.
(a)Parent and Acquisition Sub have conducted, and have been given adequate access to information regarding the Company and its Subsidiaries to conduct, their own independent investigation, review and analysis of, and have formed their own independent judgment concerning the Company, its Subsidiaries, the transactions contemplated hereby, and the business and operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries.
(b)Parent and Acquisition Sub acknowledge and agree that the only representations and warranties made by the Company or any Seller are the express representations and warranties made by the Company set forth in ARTICLE III and the express representations and warranties made by the Sellers in ARTICLE V (as modified by the Disclosure Schedules). Parent and Acquisition Sub acknowledge and agree that, except for the express representations and warranties set forth in ARTICLE III and the express representations and warranties made by the Sellers in ARTICLE V (as modified by the Disclosure Schedules), Parent and Acquisition Sub have not relied on any other representations, warranties, guarantees or statements of fact or opinion by any Person and that it is not entitled to rely upon, and that the Company and the Sellers have each specifically disclaimed, all other representations, warranties, guarantees and statements of fact and opinion.
(c)In connection with Parent and Acquisition Sub’s investigation of the Company and its Subsidiaries, Parent and Acquisition Sub has received or may receive Projections. Parent and Acquisition Sub acknowledge that there are uncertainties inherent in the preparation of Projections, that Parent and Acquisition Sub are familiar with such uncertainties, and that absent Fraud by the Company and its Subsidiary, Parent and Acquisition Sub take full responsibility for forming their own independent judgment concerning any Projections and the adequacy and accuracy of, and reasonableness of the assumptions underlying, such Projections. Parent and Acquisition Sub acknowledge that none of the Company, its Subsidiaries, any Equityholder or any other Person has made any representation or warranty, whether express or implied, with respect to any Projections and hereby disclaims any reliance upon, and acknowledges and agrees that it is not entitled to rely upon, any Projections.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLER
Subject to the exceptions set forth in a numbered or lettered section of the Schedules dated as of the date hereof and delivered to Parent concurrently with the Parties’ execution of this Agreement, each Seller represents and warrants to Parent the following as of the date hereof (except to the extent such representations and warranties expressly relate to a specific date, in which case the representations and warranties shall be true as of such specific date) solely with respect to such Seller (and not, for the avoidance of doubt, with respect to any other Seller):
Section 5.01Organization; Power and Authorization of Seller (Entities). Such Seller, if not an individual person, is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Such Seller, if not an individual person, has the requisite power and authority necessary to conduct its business as it has been and is currently being conducted and to enter into, deliver and carry out its obligations pursuant to this Agreement and each of the Ancillary Documents to which it is a party. The execution, delivery and performance of this Agreement and each Ancillary Document to which such Seller, if not an individual person, is a party has been duly authorized by such Seller, and no other proceeding on the part of such Seller is necessary to authorize this Agreement, the Ancillary Documents, and the transactions contemplated hereby and thereby.
Section 5.02Power and Authorization of Seller (Individuals). Such Seller, if an individual person, has the legal capacity and all requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to this Agreement and each of the Ancillary Documents to which it is a party. The execution, delivery and performance by such Seller of this Agreement and each of the Ancillary Documents to which it is a party has been duly authorized by such Seller.
Section 5.03Binding Effect; No Conflicts.
(a)This Agreement and each Ancillary Document to which such Seller is a party constitutes a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except for Enforceability Limitations.
(b)The execution, delivery and performance by such Seller of this Agreement and the Ancillary Documents to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or other organizational documents of the Seller, if such Seller is not an individual person; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller; (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which such Seller is a party or by which such Seller is bound or to which any of such Seller’s properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of such Seller; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of such Seller. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE V (AS MODIFIED BY THE DISCLOSURE SCHEDULES), NEITHER THE SELLERS NOR ANY AFFILIATED OF THE SELLERS (OTHER THAN THE COMPANY PURSUANT TO ARTICLE III) MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED AND WHETHER RELATED TO THE COMPANY, THE PURCHASED SHARES, THE TRANSACTIONS CONTEMPLATED HEREBY, THE BUSINESS OR OPERATIONS OF THE COMPANY AND THE PROBABLE SUCCESS OR PROFITABILITY THEREOF, THE ASSETS AND LIABILITIES OF THE COMPANY, OR OTHERWISE. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE V,

THE SELLERS HEREBY DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED.

ARTICLE VI
COVENANTS
Section 6.01Conduct of Business Prior to the Closing. From the date hereof until the Closing or the termination of this Agreement prior to the Closing, except as otherwise provided in this Agreement, as disclosed on Schedule 6.01, as required by applicable Law (including, without limitation, any regulation or ordinance related to the COVID-19 Pandemic applicable to the Company or its Subsidiaries) or as consented to in writing by Parent, the Company shall, and shall cause its Subsidiaries to: (x) conduct the business of the Company and its Subsidiaries, as applicable, in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company its Subsidiaries, and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company and its Subsidiaries. Without limiting the foregoing, from the date hereof until the Closing or the termination of this Agreement prior to the Closing, except as otherwise provided in this Agreement, as disclosed on Schedule 6.01, as required by applicable Law (including, without limitation, any regulation or ordinance related to the COVID-19 Pandemic applicable to the Company or its Subsidiaries) or as consented to in writing by Parent, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to:
(a)Prevent the lapse of any of its Permits, to the extent necessary to conduct the Business;
(b)Pay its debts, Taxes and other obligations when due;
(c)Maintain the properties and material assets owned, operated or used by it in in a consistent manner with how such properties and assets were maintained prior to the date of this Agreement;
(d)Continue in full force and effect without substantial modification all Insurance Policies, except as required by applicable Law;
(e)Continue materially performing consistent with past practice under all Material Contracts which require performance by the Company or its Subsidiary during the period from the date hereof until the Closing Date;
(f)Defend and protect its properties and assets from infringement or usurpation;
(g)Maintain its books and records in accordance with past practice;
(h)Comply in all material respects with all applicable Laws; and
(i)Not take or permit any action that would cause any of the changes, events or conditions described in Section 3.11 to occur.
Parent’s approval of any action restricted by this Section 6.01 shall not be unreasonably withheld, conditioned or delayed and shall be considered granted within five (5) Business Days of the Company’s written notice to Parent requesting such consent unless Parent notifies the Company to the contrary during such period. For the avoidance of doubt, neither the Company nor its Subsidiaries are required to maintain any Cash balances pursuant to this Agreement and, at or prior to the Effective Time, may declare and pay dividends and distributions of Cash or otherwise withdraw Cash balances.
Section 6.02Access to Information.
(a)From the date hereof until the Closing, the Company shall: (a) afford Parent and its Representatives access to and the right to inspect the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company and its Subsidiaries at Parent’s request; (b) furnish Parent and its Representatives with copies of such financial, operating and other data and information related to the Company and its Subsidiaries as Parent or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries, provided, that: (A) any such access, copies and inspections shall be at Parent’s expense, upon reasonable prior notice, at a reasonable time, under the supervision of Company personnel and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and not to unreasonably interfere with the normal operation of the business of the Company and its Subsidiaries by the Company and its Subsidiaries; (B) Parent shall not undertake, or permit or cause any Person to undertake, any soil or groundwater sampling or other invasive environmental testing on any Real Property; and (C) the auditors and accountants of the Company shall not be obligated to make any work papers available to any Person except in accordance with the applicable auditors’ or accountants’ normal disclosure procedures, including the execution and delivery of an agreement relating to such access to work papers in form and substance satisfactory to such auditors or accountants. Notwithstanding the foregoing, Parent and its Affiliates, directly or indirectly through their respective Representatives, shall not contact any customers, suppliers, employees or other stakeholders or business partners of the Company regarding this Agreement or the transactions contemplated hereby without the express written consent of the Company. Nothing contained in this Agreement shall require the disclosure to or on behalf of Parent of any bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received in connection with transactions comparable to those contemplated by this Agreement prior to the date of this Agreement, nor shall anything contained in this Agreement be construed as requiring the disclosure of any information to or on behalf of Parent to the extent such disclosure would, as reasonably determined by the Company, (w) cause significant competitive harm to the Company or any of their respective Affiliates in the event the transactions contemplated by this Agreement are not consummated, (x) jeopardize any attorney-client or other legal privilege, (y) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company or any of their respective Affiliates may be a party) or (z) contravene any obligation of secrecy or confidentiality to any Governmental Authority.
(b)Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated January 5, 2021 between Brady Worldwide, Inc. and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.
(c)From and after the Closing, Parent shall give Sellers and their advisors reasonable access (including examining and copying), during normal business hours, upon reasonable notice and in such a manner so as to not unreasonably interfere with the normal operations of the business, to the personnel and books and records of the Company with respect to periods or occurrences on or prior to the Closing Date that are necessary or desirable in connection with the preparation of financial statements, regulatory filings or Tax Returns of Sellers or their respective Affiliates, or the determination of any matter relating to the rights or obligations of Sellers under this agreement or the Ancillary Documents; provided, that nothing herein shall require Parent, the Company or any Subsidiary to disclose any information if such disclosure would (x) jeopardize any attorney-client or other legal privilege, (y) contravene any applicable Law, fiduciary duty or binding agreement (including any confidentiality agreement to which Parent, the Company, any Subsidiary, or any of their respective Affiliates may be a party) or (z) contravene any obligation of secrecy or confidentiality to any Governmental Authority.
Section 6.03No Solicitation of Other Bids.
(a)None of the Sellers, the Company or any of its Subsidiaries, any of its or their respective Affiliates, or any of its or their respective Representatives shall, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers, the Company and its Subsidiaries, its and their Affiliates, and any of its or their respective Representatives shall immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or its Subsidiaries; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company or its Subsidiaries; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s or its Subsidiaries’ properties or assets. Notwithstanding the foregoing, nothing in this Section 6.03 shall prevent the board of directors of the Company from taking any action, or omitting to take any action, which it is advised by counsel may breach applicable Law or the fiduciary duties of such Person.
(b)In addition to the other obligations under this Section 6.03, the Company shall promptly (and in any event within three (3) Business Days after receipt thereof by the Company or its Representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which would reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same, as well any concern the board of directors of the Company may have that failing to respond to such Acquisition Proposal may breach applicable Law or the fiduciary duties of the board of directors of the Company.
(c)Sellers and the Company agree that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Parent and that money damages may not provide an adequate remedy to Parent.
Section 6.04Intentionally Omitted.
Section 6.05Notice of Certain Events.
(a)From the date hereof until the Closing, the Company shall promptly notify Parent in writing of:
(i)Any fact, circumstance, event or action the existence, occurrence or taking of which: (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (B) has resulted in, or would reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct in all material respects; or (C) has resulted in, or would reasonably be expected to result in, the failure of any condition set forth in Section 8.02 to be satisfied;
(ii)Any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)Any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv)Any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company or its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.
(b)Parent’s receipt of information pursuant to this Section 6.05 shall not operate as a waiver. All such notices given pursuant to this Section 6.05 with respect to any matter first occurring or arising on or after the date hereof shall be deemed to amend the Disclosure Schedules and to qualify the representations and warranties set forth in this Agreement as though such fact, circumstance, event or action was disclosed in the Disclosure Schedules delivered on the date hereof, provided, that it shall not diminish Parent Indemnitee’s right to indemnification to the extent such fact, circumstance, event or action results in otherwise indemnifiable Losses pursuant to ARTICLE IX.
Section 6.06Governmental Approvals and Consents.
(a)Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. Nothing contained in this Agreement shall require the Company or any Equityholder to pay any consideration (except filing and application fees) to any other Person from whom any such approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers are requested.
(b)The Company and Parent shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Schedule 3.03.
(c)Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to: (i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document; (ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and (iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted. Neither Parent nor the Company shall agree to any extension of a waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other Parties.
(d)All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact. Subject to applicable Laws, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party relating to Actions regarding antitrust and competition matters. In connection therewith, the Company and Parent may, as they deem advisable and necessary, reasonably designate any competitively sensitive material provided to the other such Parties under this Section 6.06 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the disclosing party.
(e)Notwithstanding the foregoing, nothing in this Section 6.06 shall require, or be construed to require, Parent or any of its Affiliates to agree to: (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, would reasonably be expected to result in a Material Adverse Effect; or (iii) have a materially adverse impact on the economic or business benefits to Parent of the transactions contemplated by this Agreement.
Section 6.07Directors’ and Officers’ Indemnification and Insurance.
(a)Parent and Acquisition Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company and its Subsidiaries now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or its Subsidiaries (each an “D&O Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Schedule 6.07, shall remain in full force and effect in accordance with their terms for at least a six year period following the Closing, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim. Parent shall not, and shall cause the Company to not, amend, terminate or otherwise modify any indemnification obligations of the Company and its Subsidiaries to a D&O Indemnified Party for a six-year period following the Closing.

(b)For six (6) years after the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Company (the “D&O Indemnifying Parties”) shall indemnify, defend and hold harmless each D&O Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse, pay or advance each D&O Indemnified Party for any legal or other expenses incurred by such D&O Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Company’s receipt of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under applicable Law.
(c)Prior to the Closing, the Company shall obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The Company shall bear the cost of the D&O Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Transaction Expenses. During the term of the D&O Tail Policy, Parent shall not (and shall cause the Company not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither Parent, Acquisition Sub, nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.
(d)The obligations of Parent and the Company under this Section 6.07 shall survive the consummation of the transactions contemplated by this Agreement and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 6.07 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 6.07 applies shall be third-party beneficiaries of this Section 6.07, each of whom may enforce the provisions of this Section 6.07).
(e)In the event Parent, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Company, as the case may be, shall assume all of the obligations set forth in this Section 6.07. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.07 is not prior to, or in substitution for, any such claims under any such policies.
Section 6.08Employees; Employment Matters.
(a)Service Credit. Effective from and after the Closing Date, employees of the Company who are employed by Parent or Company (or its Subsidiaries) following the Closing Date (the “Affected Employees”)shall be given credit for all purposes (other than benefit accrual under defined benefit pension plans, if any) under the employee benefit plans, programs, policies and arrangements (including plans, programs, policies and arrangements providing vacation, sick time and/or paid time off) maintained from time to time by Parent or the Company for such Affected Employees’ service with the Company or its Subsidiaries, to the same extent and for the same purposes that such service was taken into account under a corresponding Benefit Plan of the Company as of the Closing Date; provided, however, that no such service shall be credited to the extent that it would result in a duplication of benefits. In addition, for purposes of each such Parent employee benefit plan or program that is an employee welfare benefit plan, as defined in Section 3(1) of ERISA, Parent shall, with respect to any mid-plan year transition to a different group welfare plan, (i) waive all limitations as to pre-existing conditions, evidence of insurability, exclusions and waiting periods with respect to participation and coverage requirements to the extent such limitations were or would have been waived under the Benefit Plans in which the Affected Employee participated immediately prior to the Closing Date and (ii) provide each Affected Employee with credit for co-payments, deductibles and out-of-pocket expenses paid prior to the Closing Date for purposes of satisfying any applicable co-payment, deductible and out-of-pocket expense requirements under any welfare plan of Parent.
(b)WARN Act. Parent shall be solely responsible for any notices required to be given under, and otherwise comply with, the WARN Act or similar Applicable Laws or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) resulting from Parent’s or the Company’s actions with respect to the Affected Employees after the Effective Time.
(c)No Third-Party Beneficiaries. All provisions contained in this Section 6.08 with respect to employee benefit plans or employee compensation are included for the sole benefit of the Parties and shall not create any right in any other Person, including any employee or former employee of the Company or its Subsidiaries or any participant or beneficiary in any Benefit Plan.
Section 6.09Intentionally Omitted.
Section 6.10Closing Conditions. From the date hereof until the Closing, each of the Company, Parent and Acquisition Sub shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VIII hereof.
Section 6.11Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the advice of counsel, which may be in-house counsel), which may include, without limitation, the filing of a Form 8-K and related press release, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing, following the Closing and the public announcement of the transactions contemplated hereby, the Stockholder Representative shall be permitted to announce that it has been engaged to serve as the Stockholder Representative in connection herewith as long as such announcement does not disclose any other terms hereof.
Section 6.12Consummating the Merger. Promptly following the Closing Date, Parent and Acquisition Sub shall consummate the Merger in accordance with the DGCL, with the consideration payable to the non-Seller Stockholders (other than Acquisition Sub or any of its Affiliates) in connection with the Merger in respect to each share of Company Common Stock held by such non-Seller Stockholders equal to the Seller Closing Per Share Transaction Consideration.
Section 6.13Further Assurances. Each of the parties will use its commercially reasonable efforts to (a) take all actions within its control necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

ARTICLE VII
TAX MATTERS
Section 7.01Tax Covenants.
(a)Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), prior to the Closing, the Company, and its Representatives on behalf of the Company shall not make, change or rescind any Tax election or amend any Tax Return or take any position on any Tax return, take any action, omit to take any action or enter into any other transaction that is inconsistent with past practices and that would or would be reasonably expected to have the effect of increasing the Tax liability or reducing any Tax asset of Parent or the Company in respect of any Post-Closing Tax Period.
(b)All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary

Documents (including any real property transfer Tax and any other similar Tax) shall be borne equally by the Parent, on one hand, and the Sellers, on the other. Parent shall timely file any Tax Return or other document with respect to such Taxes or fees (and Stockholder Representative shall cooperate with respect thereto as necessary and the Sellers shall pay their portion of any transfer Taxes within ten (10) Business Days after notice of the amount due from Parent).
Section 7.02Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company and its Subsidiaries shall be terminated as of the Closing Date. After such date neither the Company, its Subsidiaries nor any of their Representatives shall have any further rights or liabilities thereunder.
Section 7.03Tax Returns.
(a)Each of the Company and its Subsidiaries shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).
(b)Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company and its Subsidiaries after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by Parent to Stockholder Representative (together with schedules, statements and, to the extent requested by Stockholder Representative, supporting documentation) at least thirty (30) days prior to the due date (including extensions) of such Tax Return. If Stockholder Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within twenty (20) days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. Parent shall consider all such objections in good faith and shall provide a revised Tax Return, if any, to Stockholder Representative.
Section 7.04Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:
(a)In the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth; (ii) imposed in connection with the sale, transfer or assignment of property; or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and
(b)In the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
Section 7.05Contests. Parent agrees to give written notice to Stockholder Representative of the receipt of any written notice by the Company, its Subsidiaries, Parent or any of Parent’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Parent hereunder (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Parent’s right to indemnification hereunder except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Parent shall control the contest or resolution of any Tax Claim; provided, however, that Parent shall obtain the prior written consent of Stockholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Stockholder Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Stockholder Representative.
Section 7.06Cooperation and Exchange of Information. The Stockholder Representative, the Company and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this ARTICLE VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Stockholder Representative, the Company and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Stockholder Representative, the Company or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.
Section 7.07Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VII shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
Section 7.08Intentionally Omitted.
Section 7.09Buyer Tax Acts. Except as required by Law, without the prior written consent of the Stockholder Representative (not to be unreasonably withheld, conditioned, or delayed), from and after the Closing, Parent and its Affiliates (including the Company and its Subsidiaries) shall not (each of the following, a “Buyer Tax Act”), where such act would or is reasonably anticipated to have the effect of increasing the liability of the Stockholders for Taxes hereunder or otherwise: (i) make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return of the Company or any of its Subsidiaries for a taxable period (or portion thereof) ending on or before the Closing Date; (ii) initiate any voluntary contact with a Governmental Authority (including any taxing authority) with respect to a Tax Return of the Company or its Subsidiaries for a taxable period (or portion thereof) ending on or before the Closing Date; (iii) file a Tax Return for a taxable period (or portion thereof) ending on or before the Closing Date in a jurisdiction in which the Company or its Subsidiaries did not file such type of Tax Return prior to the Closing; or (iv) take any other action relating to Taxes that is inconsistent with past practices of the Company. Parent shall provide prior written notice to the Stockholder Representative of any Buyer Tax Act to be made without the prior written consent of the Stockholder Representative, and such Buyer Tax Act shall be treated as a Tax Claim subject to the provisions of Section 7.05, mutatis mutandis.
Section 7.10Tax Treatment of Transaction. For U.S. federal state and local income tax purposes, the parties will report the transactions contemplated by this Agreement as a purchase by the Parent of the Company Common Stock and a sale of the Company Common Stock by the Sellers and they shall not take any position inconsistent with that treatment unless otherwise required by Law.
Section 7.11Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE IX may overlap with an obligation or responsibility pursuant to this ARTICLE VII, the provisions of this ARTICLE VII shall govern.

ARTICLE VIII
CONDITIONS TO CLOSING
Section 8.01Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)The filings of Parent and the Company pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.
(b)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this

Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(c)The Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.02 and Parent shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to Parent and the Company, and no such consent, authorization, order and approval shall have been revoked.
Section 8.02Conditions to Obligations of Parent and Acquisition Sub. The obligations of Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:
(a)The representations and warranties of the Sellers and the Company contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), unless the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect.
(b)The Sellers and the Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date, unless the failure of the Sellers or the Company to have so duly performed and complied would not, individually or in the aggregate, have a Material Adverse Effect.
(c)No Action shall have been commenced against Parent, Acquisition Sub or the Company or any of its Subsidiaries which, if determined in a manner adverse to Parent, Acquisition Sub, the Company or such Subsidiary based on the requested relief of the counterparty to such Action, would prevent the Closing, and no injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits Closing.
(d)The “waiting period” or comparable period under the HSR Act with respect to the transactions contemplated by this Agreement shall have ended.
(e)From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect, provided, that, in the event that Parent or Acquisition Sub believes a Material Adverse Effect has occurred, Parent shall notify the Company and the Company shall have thirty (30) days to cure the condition, fact or occurrence constituting a Material Adverse Effect.
(f)The Company and Sellers shall have delivered each of the closing deliverables for which they are responsible set forth in Section 2.04(a).
Section 8.03Conditions to Obligations of the Company and Sellers. The obligations of the Company and the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:
(a)The representations and warranties of Parent and Acquisition Sub contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), unless the failure of such representations and warranties to be so true and correct would prevent the Closing.
(b)Parent and Acquisition Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Parent and Acquisition Sub shall have performed such agreements, covenants and conditions, as so qualified, in all respects.
(c)No Action shall have been commenced against Parent, Acquisition Sub or the Company or any of its Subsidiaries which, if determined in a manner adverse to Parent, Acquisition Sub, the Company or such Subsidiary based on the requested relief of the counterparty to such Action, would prevent the Closing, and no injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
(d)All approvals, consents and waivers that are listed on Section 4.02 shall have been received, and executed counterparts thereof shall have been delivered to the Company at or prior to the Closing.
(e)The “waiting period” or comparable period under the HSR Act with respect to the transactions contemplated by this Agreement shall have ended.
(f)Parent shall have delivered each of the closing deliverables set forth in Section 2.04(c).

ARTICLE IX
INDEMNIFICATION
Section 9.01Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is six (6) months following the Closing Date. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VII which are subject to ARTICLE VII) shall survive the Closing until fully performed or the statute of limitations applicable thereto, provided, that after the Closing there shall be no liability on the part of, nor shall any claim be made or Action be brought by, any party hereto or any of their respective Affiliates with respect to any of the covenants and agreements of the Company (to the extent contemplating or requiring performance prior to the Closing, including the covenants and agreements in ARTICLE VI), including with respect to any breach thereof. Any claims asserted in good faith with reasonable specificity and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
Section 9.02Indemnification With Respect To Company Matters. Subject to the other terms and conditions of this ARTICLE IX, the Sellers shall, severally and not jointly (in accordance with his, her or its Seller Pro Rata Share), indemnify and defend each of Parent and its Affiliates (including the Company) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees arising out of or resulting from:
(a)Any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement;
(b)Any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement at or prior to the Closing; or
(c)Any claim made by any Equityholder relating to such Person’s rights with respect to the Transaction Consideration, or the calculations and determinations set forth on the Consideration Spreadsheet and any Actions involving Stockholders exercising any appraisal or other rights under the DGCL related to the Merger, including, without limitation, any and all payments (or other consideration) required to be paid by such Parent Indemnitees pursuant to this Agreement or the DGCL to any Stockholders exercising appraisal or other rights related to the Merger and any documented costs and expenses (including, but not limited to, reasonable out of pocket attorneys’ fees and costs, court costs, and expert witness fees and expenses) incurred by such Parent Indemnitees in connection with any such Actions (or settlements thereof).
Section 9.03Indemnification With Respect To Seller Matters. Subject to the other terms and conditions of this ARTICLE IX, each Seller, solely with respect to itself, shall indemnify and defend the Parent Indemnitees against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees arising out of or resulting from:
(a)Any inaccuracy in or breach of any of the individual representations or warranties of such Seller in the Ancillary Documents or ARTICLE V of this Agreement; or
(b)Any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Seller individually pursuant to the Ancillary Documents or this Agreement;
provided, that, for the avoidance of doubt, no Seller shall have any liability under this ARTICLE IX in connection with any inaccuracy in or breach of any representation or warranty given by another Seller or any breach or non-fulfillment of any covenant, agreement or obligation to be performed by another Seller, in each case, in the Ancillary Documents or ARTICLE V of this Agreement.
Section 9.04Indemnification By Parent. Subject to the other terms and conditions of this ARTICLE IX, Parent shall indemnify and defend each of the Equityholders and each of their respective Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees arising out of or resulting from:
(a)Any inaccuracy in or breach of any of the representations or warranties of Parent and Acquisition Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Acquisition Sub pursuant to this Agreement or the Ancillary Documents;
(b)Any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent, Acquisition Sub or, following the Closing, the Company pursuant to this Agreement or the Ancillary Documents; or
(c)Any Buyer Tax Act.
Section 9.05Certain Limitations. The indemnification provided for in Section 9.02, Section 9.03 and Section 9.04 shall be subject to the following limitations:
(a)No Seller shall be liable to the Parent Indemnitees for indemnification under Section 9.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a) exceeds Five Hundred Thousand Dollars ($500,000) (the “Basket”), in which event Sellers shall, subject to the other limitations in this ARTICLE IX, be liable for all such Losses from the first Dollar. Parent Indemnitees may not assert any individual, separate claim pursuant to Section 9.02(a) to the extent the amount of Losses arising from or based upon such individual claim is less than Fifty Thousand Dollars ($50,000) (the “Mini-Basket”), provided that at any point that any substantively related claims arising out of the same facts, conditions or events that individually are less than the amount of the Mini-Basket exceed on a cumulative basis the amount of the Mini-Basket, the Parent Indemnitees shall be entitled to indemnification for all of Losses with respect to such claims (including the amount of the Mini-Basket) and may assert such claims notwithstanding their individual amounts. The aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 9.02(a), Section 9.02(b), and Section 9.03(a) shall be limited to the Indemnification Escrow Funds.
(b)Notwithstanding anything to the contrary in this Agreement, (i) Parent shall not have any liability (x) pursuant to Section 9.04(a) in excess of Ten Million Dollars ($10,000,000) or (y) pursuant to any provision of this ARTICLE IX other than Section 9.04(a) in excess of the Purchase Price, and (ii) no Seller shall have any liability pursuant to this ARTICLE IX in excess of his, her or its Seller Indemnification Cap. Any indemnification obligation of the Sellers must be satisfied solely from the Indemnification Escrow Funds until the Indemnification Escrow Funds are depleted.
(c)The amount an Indemnified Party shall be entitled to receive from the Indemnifying Party with respect to any Loss shall be reduced by and net of any recovery paid to such Indemnified Party from any other Person with respect to such Loss (including insurance proceeds, indemnification rights, counterclaims, warranties, subrogation actions and the like). Parent shall, and shall cause the Company and its Subsidiaries to, use commercially reasonable efforts to seek recovery under all insurance policies covering any Losses to the same extent as they would if such Losses were not subject to indemnification hereunder; provided, however, the pendency of an insurance claim shall not stay an Indemnifying Party’s obligation hereunder. In the event that an insurance or other third party recovery is made by Parent, the Company or its Subsidiary or any of their Affiliates with respect to any Losses for which any Parent Indemnitee has been indemnified by any Seller hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to such Seller.
(d)Notwithstanding the fact that any Indemnified Party may have the right to assert a claim for indemnification under or in respect of more than one provision of this ARTICLE IX related to any fact, event, condition or circumstance, no Indemnified Party shall be entitled to recover the amount of any Losses suffered by such Indemnified Party more than once under this Agreement in respect of such fact, event, condition or circumstances. Without limiting the generality of the foregoing, no Parent Indemnitee shall be entitled to indemnification under this ARTICLE IX for any Losses to the extent such Losses were actually reflected in the Estimated Net Purchase Price or calculation of the Post-Closing Adjustment as current liabilities in the calculation of the Closing Working Capital, Indebtedness or Transaction Expenses.
(e)Notwithstanding anything to the contrary in this Agreement, except in the case of Fraud or with respect to indemnification pursuant to Section 9.02(c) or Section 9.03(b), no Seller shall have any obligation to make any payment with respect to any Losses of Parent Indemnitees, and Parent Indemnitees’ sole recourse for any claim for indemnification hereunder (other than in the case of Fraud or with respect to indemnification claims made pursuant to Section 9.02(c) or Section 9.03(b)) shall be the Indemnification Escrow Funds.
(f)For purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality or Material Adverse Effect contained in such representation or warranty.
Section 9.06Indemnification Procedures. The party making a claim under this ARTICLE IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE IX is referred to as the “Indemnifying Party”. For purposes of this ARTICLE IX, (i) if Parent (or any other Parent Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to Stockholder Representative, and (ii) if Parent comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to Stockholder Representative.
(a)Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or the amount of Losses increases due to such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is an Equityholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.06(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.06(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Stockholder Representative and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b)Settlement of Third Party Claims. The Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.06(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.06(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or the amount of Losses increases due to such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
(d)Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VII) shall be governed exclusively by ARTICLE VII hereof.
Section 9.07Order of Recovery. Subject to the provisions of this ARTICLE IX:

(a)a Parent Indemnitee’s right to indemnification from the Sellers pursuant to Section 9.02(a), Section 9.02(b) or Section 9.03(a) on account of any Losses will be satisfied solely from the Indemnification Escrow Funds;
(b)a Parent Indemnitee’s right to indemnification from the Sellers pursuant to Section 9.02(c) on account of any Losses will be satisfied first from the Indemnification Escrow Funds and, only in the event that such Indemnification Escrow Funds are fully depleted or disbursed, from the Sellers on a several and not joint basis in accordance with each Seller’s respective Seller Pro Rata Share; and
(c)a Parent Indemnitee’s right to indemnification from an individual Seller pursuant to Section 9.03(b) on account of any Losses will be satisfied from such Seller directly.
Notwithstanding anything to the contrary set forth herein, except in the case of Fraud, the maximum aggregate liability of any Seller for all Losses shall be limited to his, her or its Seller Indemnification Cap.
Section 9.08Payments; Indemnification Escrow Fund.
(a)Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE IX, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by either wire transfer of immediately available funds or by submitting a joint written instruction to the Escrow Agent to release the amount of such Loss from the Indemnification Escrow Fund, as applicable.
(b)Within five (5) Business Days after the date that is six (6) months following the Closing Date, Parent and Stockholder Representative shall submit to the Escrow Agent a joint written instruction pursuant to the terms of the Escrow Agreement, directing the Escrow Agent to disburse any amounts remaining in the Indemnification Escrow Fund (not then subject to any pending claim notices pursuant to Section 9.06) (such remaining amounts, the “Remaining Indemnification Escrow Funds”) to the Paying Agent, for distribution to each Stockholder in accordance with its Stockholder Pro Rata Share, the Remaining Indemnification Escrow Funds.
Section 9.09Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 9.10Exclusive Remedies. Subject to Section 2.05, Section 11.01 and Section 11.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement and the Ancillary Documents, shall be pursuant to the indemnification provisions set forth in this ARTICLE IX. In furtherance of the foregoing, subject to Section 11.01, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE IX. Nothing in this Section 9.10 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s Fraud.

ARTICLE X
TERMINATION
Section 10.01Termination. This Agreement may be terminated at any time prior to the Closing:
(a)By the mutual written consent of the Company and Parent;
(b)By Parent by written notice to the Company if:
(i)Neither Parent nor Acquisition Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure has not been cured by the Company within ten (10) days of the Company’s receipt of written notice of such breach from Parent; or
(ii)Any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been fulfilled by August 31, 2021 (the “Outside Date”), unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(c)By the Company by written notice to Parent if:
(i)The Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Acquisition Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure has not been cured by Parent or Acquisition Sub within ten (10) days of Parent’s or Acquisition Sub’s receipt of written notice of such breach from the Company; or
(ii)Any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(d)By Parent or the Company if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.
Section 10.02Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except: (a) as set forth in this ARTICLE X, Section 6.02(b) and ARTICLE XI hereof; and (b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE XI
MISCELLANEOUS

Section 11.01Stockholder Representative.
(a)By approving this Agreement and the transactions contemplated hereby or an Option Termination Agreement, each Seller shall have irrevocably authorized and appointed Stockholder Representative as such Person’s representative, agent and attorney-in-fact to act on behalf of such Person for all purposes in connection with this Agreement and the Ancillary Documents and to take any and all actions and make any decisions required or permitted to be taken by Stockholder Representative pursuant to this Agreement or the Escrow Agreement, including the exercise of the power to: (i) give and receive notices and communications; (ii) authorize delivery to Parent of cash from the Indemnification Escrow Fund in satisfaction of any amounts owed to Parent pursuant to Section 2.05 or claims for indemnification made by Parent pursuant to ARTICLE VII and ARTICLE IX; (iii) agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.05; (iv) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent pursuant to ARTICLE VII and ARTICLE IX; (v) litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to ARTICLE VII and ARTICLE IX; (vi) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document (including the Escrow Agreement); (vii) make all elections or decisions contemplated by this Agreement and any Ancillary Document (including the Escrow Agreement); (viii) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Stockholder Representative in complying with its duties and obligations; and (ix) take all actions necessary or appropriate in the good faith judgment of Stockholder Representative for the accomplishment of the foregoing.

Parent shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on the instructions and decisions of the Stockholder Representative as to the determination of the Estimated Closing Statement (and the Estimated Net Purchase Price and the Closing Transaction Consideration based thereupon), the Closing Statement (and the Final Net Purchase Price based thereupon), and the settlement of any claims for Losses for which the Sellers may be required to indemnify Parent Indemnitees pursuant to Article IX hereof and any other actions required to be taken by the Stockholder Representative hereunder. After the Closing, notices or communications to or from Stockholder Representative shall constitute notice to or from each Seller. Any decision or action by Stockholder Representative hereunder, including any agreement between Stockholder Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Sellers and shall be final, binding and conclusive upon each such Person. No Equityholder shall have the right to object to, dissent from, protest or otherwise contest the same, except to the extent involving gross negligence, bad faith or willful misconduct on its part. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more Equityholder, or by operation of Law.
(b)The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Sellers; provided, however, in no event shall Stockholder Representative be removed by the Sellers without the Sellers having first appointed a new Stockholder Representative who shall assume such duties immediately upon the removal of Stockholder Representative. In the event of the death, incapacity, resignation or removal of Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Sellers. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Acquisition Sub and the Company shall be entitled to rely on the decisions and actions of the prior Stockholder Representative as described in Section 11.01(a) above.
(c)The Stockholder Representative shall not be liable to the Sellers for actions taken pursuant to this Agreement or the Escrow Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence, Fraud, willful misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Stockholder Representative shall be conclusive evidence of good faith). The Stockholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Stockholders shall, indemnify and hold harmless Stockholder Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Stockholder Representative under this Agreement and the Ancillary Agreements (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, Fraud, willful misconduct or bad faith of Stockholder Representative, Stockholder Representative shall reimburse the Stockholders the amount of such indemnified Representative Loss attributable to such gross negligence, Fraud, willful misconduct or bad faith. The Representative Losses shall be satisfied: (i) from the Stockholder Representative Expense Fund; and (ii) to the extent the amount of the Representative Losses exceeds amounts available to Stockholder Representative under (i), from the Indemnification Escrow Funds and any other funds that become payable to the Stockholders hereunder at such time as remaining amounts would otherwise be distributable to the Stockholders. The Stockholder Representative Expense Fund will be used for any expenses incurred by the Stockholder Representative. The Stockholders will not receive any interest or earnings on the Stockholder Representative Expense Fund and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. For tax purposes, the Stockholder Representative Expense Fund will be treated as having been received and voluntarily set aside by the Equityholders at the time of Closing. As soon as practicable after the date on which the final obligation of Stockholder Representative under this Agreement and the Escrow Agreement have been discharged or such other date as Stockholder Representative deems appropriate, the Stockholder Representative will deliver to the

Paying Agent any amounts remaining in the Stockholder Representative Expense Fund (“Remaining Stockholder Representative Funds”) for distribution to each Stockholder in accordance with its Stockholder Pro Rata Share.
Section 11.02Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Parent shall pay all applicable filing fees under the HSR Act.
Section 11.03Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

If, prior to the Closing, to the Company:	The Code Corporation
434 West Ascension Way, Ste. 300
Murray, UT 84123
Attention: Dennis Kaill
Email: dkaill@invisiocorp.com

with copies to:	Moore & Van Allen PLLC
100 North Tryon Street, Suite 4700
Charlotte, NC 28202
Attention: Michael R. Miller; John Gilson
E-mail: michaelmiller@mvalaw.com; johngilson@mvalaw.com

If to Parent or Acquisition Sub:	Brady Worldwide, Inc.
6555 West Good Hope Road
Milwaukee, WI 53223
Attention: Russell Shaller, President, Global Identification Solutions
Email: russell_shaller@bradycorp.com

with copies to:	Husch Blackwell LLP
511 North Broadway, Suite 1100
Milwaukee, WI 53202
Attention: Eric Lenzen
Email: Eric.Lenzen@huschblackwell.com

If to Stockholder Representative or, after the Closing, to the Stockholders:	Shareholder Representative Services LLC
950 17th Street, Suite 1400
Milwaukee, WI 53223
Denver, CO 80202
Attention: Managing Director
Facsimile No.: 303-623-0294
Email: deals@srsacquiom.com

with copies to:	Moore & Van Allen PLLC
100 North Tryon Street, Suite 4700
Charlotte, NC 28202
Attention: Michael R. Miller; John Gilson
E-mail: michaelmiller@mvalaw.com; johngilson@mvalaw.com

Section 11.04Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 11.05Headings; Exhibits and Schedules. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. Each Disclosure Schedule and Exhibit hereto referred to in this Agreement is hereby incorporated herein by reference and shall be deemed and construed to be a part of this Agreement for all purposes. Information disclosed in any Disclosure Schedule shall be deemed to be disclosed for purposes of each other Disclosure Schedule to the extent that the relevance of such disclosure to such other Disclosure Schedule would be reasonably apparent to a reader of the disclosure on the face of such disclosure. Without limiting the generality of the foregoing, to the extent that any disclosure in any Disclosure Schedule addresses a matter with specificity and the Company has not breached the representation or warranty in respect of which such matter is disclosed, the Company shall not be deemed to be in breach of any other representation or warranty addressing such matter on the basis that such matter is disclosed with less specificity in connection with such other representation or warranty. Matters disclosed in any Disclosure Schedule are not necessarily limited to matters required by this Agreement to be so disclosed, and such additional matters are disclosed for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any matter in any Disclosure Schedule shall be construed as an admission or indication that such matter is material or outside of the ordinary course of business, or that such matter is required to be referred to or disclosed in the Disclosure Schedules. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract or Applicable Law shall be construed as an admission or indication that such breach or violation exists or has actually occurred.
Section 11.06Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 11.07Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 11.08Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 11.09No Third-party Beneficiaries. Except as provided in Section 6.07, ARTICLE IX and Section 11.14, 11.15 and 11.16, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 11.10Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Stockholder Representative, Parent, Acquisition Sub and the Company at any time prior to the Effective Time. Any failure of Parent or Acquisition Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company and the Stockholder Representative (with respect to any failure by Parent or Acquisition Sub) or by Parent or Acquisition Sub (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 11.11Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF WISCONSIN, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE

ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(c).
Section 11.12Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each party agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement. The parties hereby further agree that nothing set forth in this Section 11.12 shall require any party to institute any Action for (or limit any Party’s right to institute any Action for) specific performance under this Section 11.12 prior or as a condition to exercising any termination right under ARTICLE X (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this Section 11.12 or anything set forth in this Section 11.12 restrict or limit the right of the party seeking specific performance to terminate this Agreement in accordance with the terms of ARTICLE X or pursue any other remedies under this Agreement that may be available then or thereafter. If, prior to the Outside Date, any party brings any Action to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended (i) for the period during which such Action is pending, plus ten (10) Business Days or (ii) by such other time period established by the court presiding over such Action, as the case may be.
Section 11.13Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 11.14Non-Recourse. Except as expressly set forth in Section 11.01, no Persons other than those identified in the preamble to this Agreement shall have any liability in respect of any demand, obligation, commitment, liability or Action (whether known or unknown, in contract or in tort, in law or in equity or granted by statute, or otherwise) based on, in respect of, or by reason of this Agreement or any other Ancillary Document, the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or nonperformance of any Ancillary Document, or otherwise arising in connection with the transactions contemplated by this Agreement or any Ancillary Document, including, for the avoidance of doubt, any such demand, obligation, commitment, liability or Action that may be available at law or in equity to avoid or disregard the entity form of a party or otherwise impose any liability or obligation of any party on any Person that is not a party (any such demand, obligation, commitment, liability or Action, a “Related Claim”). Accordingly, to the greatest extent permitted by Applicable Law but subject to Section 11.01, each Party, on behalf of itself, each of its Affiliates and each of its and its Affiliates’ Representatives, and each of its and their respective successors, heirs and permitted assigns, hereby: (a) unconditionally and irrevocably waives and releases all Related Claims that existed, exist or may hereafter exist against any Person that is not a party; (b) acknowledges and agrees that any Person that is not a party shall not be entitled to assert any Related Claim (provided, that, for the avoidance of doubt, nothing in this clause (b) shall be construed as diminishing or impairing the rights of any Company Indemnitee as a third party beneficiary); and (c) disclaims any reliance upon any Person that is not a party with respect to the performance of any Ancillary Document or any representation or warranty set forth in or made in connection with, or as an inducement to enter into, any Ancillary Document.
Section 11.15Protected Communications and Associated Rights. The parties intend that all confidential communications involving attorney-client confidences at or prior to the Effective Time between or among the Company, the Equityholders, or any of them, on the one hand, and Moore & Van Allen PLLC (“MVA”), counsel to the Company, on the other hand, relating to the negotiation of the transactions contemplated by this Agreement and that are attorney-client privileged (collectively, but subject to the last sentence of this Section 11.15, the “Protected Communications”), shall remain privileged after the Closing and the privilege and the expectation of client confidentiality applicable thereto shall be deemed to belong solely to the Equityholders and not the Company and shall not be transferred to or claimed by or used by Parent or the Company or their Affiliates (collectively, the “Acquiring Parties Group”). As such, no entity in the Acquiring Parties Group shall have the right to access the MVA files that constitute Protected Communications whether or not the Closing occurs. Further, all associated rights to assert, waive and otherwise administer the attorney-client privilege and right of confidentiality of any Equityholder with respect to the Protected Communications (the “Associated Rights”), shall, from and after the Closing, rest exclusively with the Equityholders and the Stockholder Representative (in its capacity as such). Notwithstanding the foregoing, (a) in the event that a dispute arises involving any Parent Indemnitee after the Closing, the Equityholder may not assert any Associated Rights to prevent disclosure to any Parent Indemnitee of Protected Communications; and (b) in the event that a dispute arises between Parent and/or any Affiliate of Parent (including the Company) and any of their respective successors-in-interest, on the one hand, and any third party other than the Equityholders or the Stockholder Representative, on the other hand, Parent or any such Affiliate may assert attorney-client privilege to prevent the disclosure of the Protected Communications to any third party.
Section 11.16Waiver of Conflict. Parent and Acquisition Sub acknowledge, on their own behalf and on behalf of the other members of the Acquiring Parties Group from and after the Closing, that: (a) MVA has acted as counsel for the Company and the Equityholders at and prior to the Closing; and (b) the Stockholder Representative and the Equityholders expect that, in the event of any post-Closing disputes under this Agreement related to the transactions contemplated hereby (the “Limited Waived Matters”), MVA may represent one or more of them. Accordingly, Parent and Acquisition Sub, on their own behalf and on behalf of the other members of the Acquiring Parties Group from and after the Closing, hereby consent to MVA’s representation of the Stockholder Representative and the Equityholders in the Limited Waived Matters, including, without limitation, any Limited Waiver Matter in which the interests of the Acquiring Parties Group (or any member thereof), on the one hand, and the Equityholders (or any member thereof), on the other hand, are or may be adverse, whether or not such Limited Waived Matter is one in which MVA may have previously advised any of the Equityholders and (ii) waive any right they or any of them may have to discover or obtain information or documentation relating to MVA’s representation of the Equityholder in connection with the Limited Waived Matters; provided, however, that this clause (ii) shall not apply if and to the extent (A) MVA is then representing any member of the Acquiring Parties Group and (B) such representation of such member of the Acquiring Parties Group would require MVA to either refrain from representing the Equityholders or obtain the informed consent of the Equityholders and the applicable member of the Acquiring Parties Group under applicable Law or applicable ethical standards governing attorney conduct.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

BRADY WORLDWIDE, INC.

By:	/s/ AARON J. PEARCE
Name:	Aaron J. Pearce
Title:	Vice President

ACQUISITION SUB:

BW ACQUISITION CORP.

By:	/s/ AARON J. PEARCE
Name:	Aaron J. Pearce
Title:	Vice President

COMPANY:

THE CODE CORPORATION

By:	/s/ KENT HANSEN
Name:	Kent Hansen
Title:	President and CEO

SHAREHOLDER REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ SAM RIFFE
Name:	Sam Riffe
Title:	Managing Director